Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

Ondas Holdings Inc.,

a Nevada corporation,

Apeiro Motion Ltd.,

a company organized under the laws of the State of Israel,

the Company Shareholders

and

Mr. Rotem Lesher,

the Shareholders’ Agent

Dated as of August 18, 2025

Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is made and entered into as of August 18, 2025 (the “Agreement Date”), by and among Ondas Holdings Inc., a Nevada corporation (“Buyer”), Apeiro Motion Ltd., a company organized under the laws of the State of Israel (the “Company”), the Company shareholders listed on Exhibit A (the “Company Shareholders”), and Mr. Rotem Lesher, solely in his/its capacity as the representatives, agents and attorneys-in-fact of the Indemnifying Parties (acting as a group, the “Shareholders’ Agent”).

A.	The Company Shareholders collectively are the holders and the legal and beneficial owners of all of the Company Shares.

B.	Buyer desires to, subject to the terms and conditions set forth in this Agreement, purchase from the Company Shareholders, and each Company Shareholder will sell to Buyer, all of the Company Shares owned by such Company Shareholders free from any Liens and subject to the terms and conditions set forth in this Agreement (the “Share Purchase”).

C.	The Company, the Company Shareholders, and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchases as set forth herein.

D.	The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and the other Transaction Documents[1] and have unanimously determined that this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transactions”), are in the best interests of, and are advisable to, the Company and the Company Shareholders and recommended that all of the Company Shareholders enter into this Agreement.

E.	Concurrently with the execution and delivery of this Agreement (X) all of Company Shareholders representing 100% of the issued and outstanding share capital of the Company as of the date hereof have delivered a duly executed counterpart to a unanimous written consent in the form attached hereto as Exhibit E (the “Shareholder Consent”), pursuant to which all of the Company Shareholders irrevocably (i) approved this Agreement, the other Transaction Documents, the Share Purchase and the Transactions, and (ii) waived all of their respective Acquisition Rights (if any), and (Y) the Founders have executed and delivered their Founders Engagement Agreement.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the indicated meanings, unless the context otherwise requires:

“$” shall mean US Dollar.

“102 Trustee” means Altshare Trusts Ltd., being the trustee appointed by the Company in accordance with the provisions of the Israeli Income Tax Ordinance, and approved by the ITA, with respect to Company 102 Securities.

“2025 Accrued Profits” mean all of the Company accrued profits as of December 31, 2025 available for distribution as dividend according to Israeli law, provided however that the calculation thereof should be adjusted by disregarding the following:

(i) any investment or other infusion of funds by Buyer into Company following Closing;

(ii) any increase of liabilities and/or expenditures in a manner not consistent with the 12 months immediately preceding the Closing Date, or related to expansion, modification, or deviation from operations prior to the Closing (such as any post-Closing salary adjustments or exceeding the Company’s regular practices in the 12 months prior to Closing in terms of credit and loans).

“Affiliate”, with respect to any Person, means any other Person that is Controlled by, Controls, or is under common Control with such Person.

“Aggregate Consideration” means the amount of US $12,000,000 comprising of the sum of (i) the Founders Consideration, plus (ii) the Investors Consideration, plus (iii) the Optionholders Consideration, in each case based on Company’s aggregate valuation on a Fully Diluted Basis of $12,000,000.

“Aggregate Exercise Price” means the aggregate exercise price of all Vested Company Options.

“BIRD Approval” means any approval, consent, notice, waiver, or other action required from or by the BIRD Foundation in connection with the transactions contemplated by this Agreement, including, without limitation, any approval for the change of control or ownership of the Company, or any assignment of rights or obligations related to grants or funding received from the BIRD Foundation.

“BIRD Obligations” means any and all financial or other obligations, including but not limited to repayment obligations, royalties, and reporting requirements, arising from any grants, funding, or agreements with the BIRD Foundation, including those triggered by a change of control or ownership of the Company or any assignment of rights or obligations related to such grants or funding.

“BIRD Obligation Amount” means the actual amount paid by the Company to satisfy all BIRD Obligations arising from or triggered by the transactions contemplated hereby, less any amounts received from Hellbender Inc. (or anyone on its behalf) in connection with the BIRD Obligations.

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or any other day on which banking institutions in the United States or in the State of Israel are not open for the transaction of normal banking business.

“Company 102 Options” means the Company Options granted and intended to qualify under the capital gains track described in Section 102(b)(2) of the Israeli Income Tax Ordinance.

“Company 102 Securities” means, collectively, Company 102 Options and Company 102 Shares.

“Company 102 Shares” means Company Ordinary Shares issued upon the exercise of any Company 102 Options and held by the 102 Trustee pursuant to the Israeli Income Tax Ordinance.

“Company 3(i) Options” means the Company Options granted under Section 3(i) of the Israeli Income Tax Ordinance.

“Company Business” means manufacturing, development and sale of land based military mobile robots.

“Company Cash” means, without duplication, the aggregate amount of unrestricted cash and cash equivalents of the Company, determined in accordance with GAAP.

“Company Debt” means, without duplication, in accordance with GAAP: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all amounts owing as deferred purchase price for property, services or assets purchased, including seller notes, holdbacks, any earn-outs (at the maximum amount) or deferred or contingent consideration for the acquisition of any business, (iii) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (iv) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all obligations secured by any Liens existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vi) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on prepayment as a result of the consummation of the transactions contemplated hereunder or in connection with any lender consent in connection therewith, (vii) all unpaid Pre-Closing Taxes (unless included in Company Net Working Capital), (viii) all defined benefit or defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company who terminated employment or whose services to the Company have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company, together, in each case, with any associated employer payroll taxes, (ix) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital or finance leases; and (x) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (ix) appertaining to third parties, and (xi) any Transaction Expenses.

“Company Net Working Capital” means, without duplication, in accordance with GAAP, the current assets of the Company (excluding Company Cash) minus the current liabilities of the Company, and specifically including all liabilities for deferred revenue (current and long-term), payroll obligations, accrued or accruable by or for the Company’s employees and specifically excluding any Transaction Expenses or infusion of funds by Buyer.

“Company Option Plan” means, collectively, each share option plan, program or arrangement of the Company, including the Company’s 2022 Incentive Share Option Plan, as amended, and any appendixes thereto.

“Company Options” means options to purchase Company Ordinary Shares.

“Company Optionholders” means, collectively, the holders of Company Options.

“Company Ordinary Shares” means the Ordinary Shares of the Company, of par value NIS 0.01.

“Company Securities” means, collectively, Company Shares and Company Options.

“Company Securityholders” means, collectively, the Company Shareholders and the Company Optionholders.

“Company Shares” means the Company Ordinary Shares.

“Company Revenues” means the Company’s revenues as reflected in Buyer’s consolidated reviewed or audited financial statements, as applicable, for the relevant period, calculated in accordance with such financial statements’ accounting principles.

“Confidential Information” means all technology, know-how and technical information of or related to the Company, whether communicated orally or in writing, as well as data, processes, records, scientific or technical data, research results, business plans, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, inventions, marketing information (including customers' list, prices and terms of sale) and other information, whether of a technical, engineering, operational, business or economic nature, of or related to the Company, including without limitations, related to the research, development, manufacture, production, use, marketing or sale of the existing or future products of the Company, except for information that (i) is generally available to the public on the date of this Agreement; or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Contract” means any written or oral agreement, contract, lease, sublease, policy, purchase and sale order, quotation, commitment or similar understanding instrument, guaranty, obligation, including any amendments, modifications and supplements thereto.

“Control” of a Person shall mean (i) the direct and/or indirect ownership or power to direct the voting (whether by a shareholders’ agreement, voting agreement or otherwise) of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of (y) the votes in any election for directors of such Person and/or (z) if applicable, the voting power of the shareholders’ assembly, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such Person, or (c) such lesser percentage of the equity having the power to vote and resolve in the election of directors or to direct the management and policies of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Founders” means Rotem Lesher (“Rotem”) and Shmuel Rosenmann (“Shmuel”), holding as of the date of this Agreement and as of the Closing, collectively, 45.83% of the share capital of the Company on a Fully Diluted Basis.

“Founders Consideration” means the amount of the Founders’ aggregate holdings in the share capital of the Company on a Fully Diluted Basis multiplied by the Per Share Consideration, as demonstrated and divided between the Founders in the Spreadsheet.

"Founders Engagement Agreements” means such employment/service agreements between the Company and each of the Founders in the form attached as Schedule 1(c)(i) and 1(c)(ii) hereto.

“Fully Diluted Basis” means including all issued and outstanding share capital of the Company, including all securities issuable upon the conversion of any existing convertible securities or loans, and assuming the exercise of all outstanding warrants, Company Options and any other right granted to any third party to receive Shares of the Company, the issuance of all Shares allocated and/or reserved for allocation under any share option plan of the Company and the issuance of securities pursuant to any anti-dilution rights of existing shareholders (if any).

“GAAP” means the Israeli generally accepted accounting principles.

“Governmental Authority” means any: (i) county, municipality, district or other jurisdiction of any nature; (ii) state, local, municipal or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any governmental entity which is involved in the decision making or the assessment of the price of any Company Product.

“Intellectual Property” means patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, know-how (such as trade secrets, proprietary processes, formulae, designs, concepts, techniques and methods), systems, software, source and object code, algorithms, architectures, structures, display screens, layouts, inventions, databases, development tools and all documentation and media constituting, describing or relating to any of the foregoing (including manuals, memoranda and records in any format, whether hard copy or machine-readable copy).

“Investors” means the Company Shareholders other than the Founders.

“Investors Consideration” means the amount of the Investor’s aggregate holdings in the share capital of the Company on a Fully Diluted Basis multiplied by the Per Share Consideration, as demonstrated and divided between the Investors in the Spreadsheet.

“Key Employees” means the key employees of the Company specified under Schedule 0(a) hereto.

“Key Employees Agreements” means such employment agreements to be executed between the Company and each Key Employee prior to the Closing, in such form acceptable to Buyer.

“knowledge” means, with respect to the Company, in connection with any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry by the Founders, and with respect to the Buyer, in connection with any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of the Founders.

“Law” means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under the common law.

“Lien” means any charge, claim, community property interest, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of preemption, retention of title agreement, or restriction by way of security of any kind or nature, including any restriction on voting, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, capitalization, employees, operations or results of operations of such Person, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general business, financial, political, capital market or economic conditions or resulting from any, (B) changes affecting the industry generally in which such Person operates, (C) changes in applicable Law, and (D) natural disasters, war, hostilities, and/or acts of terrorism and/or any pandemics, epidemics, disease outbreaks or other public health conditions or any escalation or worsening of any of the foregoing, (except in each case to the extent that such changes or events do not affect such Person disproportionately as compared to such Person’s competitors) or (ii) materially adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Share Purchase and the other transactions contemplated hereunder in accordance with this Agreement and applicable Law.

“Minimal Runway Cash Deficiency” means, as of the date that is three (3) months following the Closing Date, the amount, if any, by which the Company Net Working Capital plus Company Cash calculated in accordance with GAAP and consistent with the Company’s historical accounting practices, is less than the amount that would have been required to fund the Company’s ordinary course operations (as conducted during the 12 months immediately preceding the Closing Date, without material expansion or deviation, and excluding any post-Closing changes initiated or required by Buyer) for such three-month period. For the avoidance of doubt, (i) any increase in liabilities, expenditures, or reduction in cash resulting from actions taken at the direction of, or with the approval of, Buyer, or due to changes in Law or force majeure events, shall be disregarded in this calculation; and (ii) each of the Buyer and Company Shareholders shall have the right to review and comment on the calculation of Minimum Runway Cash Deficiency, and any dispute regarding such calculation shall be resolved by an independent accounting firm mutually selected by Buyer and the Shareholders’ Agent, with the costs of such determination to be borne by the non-prevailing party.

“Ministry of Defense” means the Israeli Ministry of Defense, including any and all of its agencies, divisions, units, authorities, instrumentalities, subsidiaries, corporations, or other entities directly or indirectly controlled by, affiliated with, or acting on behalf of the Ministry of Defense, whether existing now or in the future.

“Ministry of Defense Approval” or “MOD Approval” means any approval, consent, notice, waiver, or other action required from or by the Israeli Ministry of Defense, including any of its agencies, divisions, units, authorities, instrumentalities, or other entities, in connection with the transactions contemplated by this Agreement, or any other matter related to the Company's business, operations, or intellectual property that is subject to the jurisdiction or regulation of the Israeli Ministry of Defense or any applicable Israeli defense export control laws or regulations (the bureau regulating the latter, “Export Controls”).

“Nasdaq" means The Nasdaq Stock Market.

“Ondas Closing Shares” means the shares of Ondas Stock issued and delivered to Rotem pursuant to an effective registration statement under the Securities Act at Closing pursuant to this Agreement (if any), which shall be fully paid, non-assessable, and freely tradable by Rotem from the time of issuance, without any restrictions, legends or lockup periods.

“Ondas Stock” means shares of common stock, $0.0001 par value per share, of Buyer.

“Open Source Software” means any software, library, or other code that is licensed under a license that complies with the Open Source Definition set forth by the Open Source Initiative (OSI), or that is otherwise made available to the general public in source code form without a fee (other than media or distribution cost), which may include without limitation, the GNU General Public License (GPL), Affero GPL, Lesser GPL (LGPL), Mozilla Public License (MPL), Apache License, BSD License, MIT License, and any other license approved by the OSI.

“Paying Agent” means Altshare Trusts Ltd.

“Paying Agent Agreement” means the paying agent agreement between Buyer, the Company and the Shareholders' Agent, in such form reasonably acceptable to all of the parties thereto and reflecting the provisions hereof.

“Per Share Consideration” means, without duplication, the sum of (i) the Aggregate Consideration plus the Aggregate Exercise Price, divided by (ii) the number of outstanding Company Shares and the number of Company Shares underlying outstanding Company Vested Options.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means any (i) Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) Taxes imposed on the Company, of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) was a member on or prior to the Closing Date, (iii) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract, pursuant to any applicable Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any payroll or other withholding Taxes arising in connection with any payment by the Company required pursuant to, or arising as a result of, this Agreement or the transactions contemplated hereunder;. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes Straddle Period, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date.

“Pro Rata Share” means, with respect to a particular Company Securityholder, a fraction, the numerator of which is the aggregate amount of such Company Securityholder’s portion of the Aggregate Consideration and the denominator of which is the aggregate amount of the Aggregate Consideration excluding any portion paid to Optionholders, as set forth on the Spreadsheet. For the avoidance of doubt, the total of all Pro Rata Shares shall equal one hundred percent (100%).

“Registration Statement” means an effective registration statement with SEC, including all information, documents and exhibits filed with or incorporated by reference into such registration statement, which registers the offer and sale of the Ondas Closing Shares to Rotem.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Spreadsheet” means the spreadsheet attached as Schedule 1(b) hereto, including the following information which is true as of the date of this Agreement and shall be true as of the Closing: (a) the names of all Company Securityholders and their respective e-mail addresses and country and state of residence; (b) the number of outstanding Company Shares held by such Persons; (c) the number of Company Shares subject to each Company Option held by such Persons and the exercise price for each Company Option, as well as the vesting status thereof; (d) for each Company Option that was early exercised, the date of such exercise and the applicable exercise price and whether each such exercised Company Option was granted and is subject to Tax pursuant to Section 3(i) of the Israeli Income Tax Ordinance or Section 102 of the Israeli Income Tax Ordinance and the applicable sub-section of Section 102 of the Israeli Income Tax Ordinance; and (e) with respect to each Company Securityholder, the Per Share Consideration and the Pro Rata Share of such Company Securityholder.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Taxes” means all taxes and other governmental charges, including on income, gross receipts, value added, profits, payroll, social security, employment, stamp, occupational, premium, property, use, sales, license, excise, franchise, employment, withholding or similar taxes, assessed by any governmental authority, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the Nasdaq and/or any other trading market or exchange upon which the Ondas Stock are traded or listed or quoted for trading on the date in question (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder, including (without limitation) the Paying Agent Agreement, the Founders Engagement Agreements and the Key Employee Agreements.

“Transaction Expenses” means, without double counting and to the extent not paid prior to Closing, all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the transactions contemplated hereunder, whether or not incurred, billed or accrued (including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons, (iii) all sale, change-of-control, “stay around,” retention, termination, severance or similar bonus or payment obligations or compensatory amounts owed or incurred by the Company to the Company’s directors, employees and/or consultants and any employment Taxes payable by the Company in connection therewith whether paid or payable at or following the Closing, all except any amount payable to any such persons by the virtue of this Agreement (iv) any such fees, costs, expenses, payments and expenditures incurred by Company Securityholders paid for or to be paid for by the Company, (v) the costs of the D&O Tail Policy and (vii) 50% of the costs of the Paying Agent.

“Vested Company Option” means each Company Option that is outstanding and vested immediately prior to the Closing (including as a result of acceleration).

“VWAP” means the average of the daily volume weighted average price of the Ondas Stock for each of the seven (7) consecutive full Trading Days on the Trading Market on which the Ondas Stock are then listed or quoted, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

ARTICLE 2- SHARE PURCHASE

2.1  The Share Purchase.

(a)  Sale of Company Shares.

On the terms and subject to the conditions of this Agreement, each Company Shareholders shall sell, transfer and deliver to Buyer at the Closing, and Buyer shall, at the Closing, purchase from each Company Shareholder, all of the Company Shares owned by such Company Shareholder as of immediately prior to the Closing (as set forth opposite each Company Shareholder’s name on the Spreadsheet) free and clear of all Liens.

(b)  Consideration for Company Shares.

(i)  At the Closing, in consideration of the sale, transfer, assignment, and delivery of the Company Shares, according to this Agreement, upon the terms and subject to the conditions set forth herein, the Buyer shall pay the Aggregate Consideration to the Paying Agent, for further distribution to the Company Shareholders in accordance with the Spreadsheet, as follows:

(ii)  The Investors Consideration, in the amount set forth in the Spreadsheet, shall be paid in cash.

(iii)  The Founders Consideration, in the amount set forth in the Spreadsheet, shall be paid as follows: (i) to Shmuel, fully in cash; and (ii) to Rotem, (A) up to 50% of his respective Founders Consideration will be paid, at Buyer’s discretion, in Ondas Closing Shares, with the number of Ondas Closing Shares calculated by dividing the applicable portion of such Founders Consideration by the VWAP of the Ondas Stock as reported immediately preceding the Closing Date; and (B) the remainder of his Founders Consideration shall be paid in cash; provided, however, that if, at the time of the Closing, there exists any material non-public information concerning the Buyer or the Transactions, Buyer shall not be entitled to exercise the option to issue Ondas Closing Shares and will pay to Rotem his respective Founders Consideration entirely in cash.

(iv)  Notwithstanding anything to the contrary herein, any portion of the consideration payable or otherwise deliverable pursuant to this Agreement in respect of Company 102 Securities and Company 3(i) Options, shall be deposited with the Paying Agent, and shall be delivered by the Paying Agent to the 102 Trustee, which will hold and release such payment in accordance with the provisions of Sections 102 and 3(i) of the Israeli Income Tax Ordinance and in accordance with the provisions of the 102 Tax Ruling (or the 102 Interim Ruling).

(c)  Company Options and Optionholders Consideration.

(i)  No Company Options shall be assumed by, continued in effect or replaced by Buyer in the Share Purchase. At the Closing, each Company Option which is not a Vested Company Option and the Company Options of Mr. Matan Cohen which are vested in part but have not met the two year holding period shall, by virtue of the Share Purchase, and without any further action on the part of Buyer, the Company or any holder thereof, be cancelled and extinguished without the payment of any consideration therefor, and each holder thereof shall cease to have any rights with respect thereto, including any present or future right to receive any portion of the Aggregate Consideration. Buyer shall pay each of Matan Cohen and Alon Sade, a retention bonus at the Closing in the amounts of $37,346 (the “Bonus of Matan and Alon”), of which the total amount of $24,896 (the "Grossup Portion") is paid in excess of the Aggregate Consideration.

(ii)  At the Closing, each Vested Company Option shall be cancelled and extinguished in exchange for the right of the holder of such Vested Company Option to receive (in each case, without interest and subject to withholding in accordance with the provisions hereof) (the “Optionholders Consideration”), an amount in cash equal to the Per Share Consideration minus the per share exercise price of such Vested Company Option, all in accordance with the Spreadsheet.

(iii)  The payments to each holder of a Vested Company Option shall be subject to such holder executing and delivering to Buyer an Option Surrender Agreement. Notwithstanding anything to the contrary herein, any portion of the consideration payable or otherwise deliverable pursuant to this Agreement in respect of Vested Company Options that are Company 102 Options or Company 3(i) Options, shall be deposited with the Paying Agent, and shall be delivered by the Paying Agent to the 102 Trustee, which will hold and release such payment in accordance with the provisions of Sections 102 and 3(i) of the Israeli Income Tax Ordinance and in accordance with the provisions of the 102 Tax Ruling (or the 102 Interim Ruling)..

(iv)  Prior to the Closing, the Company shall take or cause to be taken such actions and obtain all such consents as may be required to effect the foregoing provisions and to terminate the Company Option Plan, in each case after consultation with, and subject to the reasonable approval of, Buyer.

(d)  Withholding; Certain Tax Matters.

(i)  Each of Buyer, the Paying Agent, the 102 Trustee and the Company (each, a “Payor”) shall be entitled to deduct and withhold (without duplication) from any consideration in cash or by issuance of Ondas Stock payable or otherwise deliverable to any Person pursuant to this Agreement (each, a “Payee”), including without limitation, the Earn Out Consideration and Retention Bonuses, to the extent applicable such amounts as Payor determines are required to be deducted or withheld therefrom in connection therewith under the provision of state, local or foreign Tax law or under any other applicable Law, including Israeli Income Tax Ordinance (New Version) 1961 and any regulations promulgated thereunder (as amended) (the “Israeli Income Tax Ordinance”), provided, however, that in respect of non-Israeli Tax deduction or withholding, the Payor shall provide the applicable Payees with written notice of its intent to deduct or withhold at least ten (10) Business Days prior to deducting or withholding, as applicable, and the parties shall cooperate in good faith to mitigate or eliminate any such deduction and withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the maximum extent permitted by applicable Tax Law. To the extent such amounts were so deducted or withheld and timely remitted to the applicable Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent such amounts are deducted and withheld, the Payor shall timely furnish the payee with documentation evidencing such Tax withholding.

(ii)  Notwithstanding the foregoing, , the Paying Agent shall provide Buyer, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (“Circular”), with respect to Israeli Tax, any payments payable or otherwise deliverable in cash (other than consideration payable in respect of Company 102 Securities and Company 3(i) Options) pursuant to this Agreement shall be retained by the Paying Agent for the benefit of each such Payee for a period of up to 180 days from the date of such payment or an earlier date required in writing by such Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time, unless otherwise required by the ITA, no amount shall be paid by the Paying Agent to such Payee and no amounts for Israeli Taxes shall be withheld from amounts paid to the Paying Agent), and during which time each Payee may obtain a valid certification or ruling, issued by the ITA and applicable to the payments to be made to the Payee pursuant to this Agreement, in form and substance reasonably acceptable to Paying Agent and Buyer (x) exempting the Payor from the duty to withhold Israeli Taxes with respect to payment to such Payee, (y) determining the applicable rate of Israeli Tax to be withheld from the payment to such Payee, or (z) providing any other written instructions with respect to withholding of Israeli Taxes, including a valid certification pursuant to Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 2 (the “Valid Tax Certificate”). In the event that no later than five (5) Business Days before the Withholding Drop Date, a Payee submits a Valid Tax Certificate to the Paying Agent, the Paying Agent shall act in accordance with the provisions of such Valid Tax Certificate subject to any deduction and withholding as may be required to be deducted and withheld under any provision of foreign Tax Law (other than Israeli Law), and the balance of the payment that is not withheld shall be promptly paid to such Payee. If any Payee (A) does not provide the Paying Agent with a Valid Tax Certificate, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release its portion of the applicable payment payable in cash or in Ondas Stock prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then Israeli Taxes will be withheld from such Payee’s portion of the applicable payment under this Agreement as determined by the Paying Agent, in consultation with Buyer and/or its advisors at its reasonable discretion, according to the applicable withholding rate in accordance with the Israeli Income Tax Ordinance and the Circular, which amount shall be delivered, or caused to be delivered, to the ITA by the Paying Agent, and the Paying Agent shall deliver to such Payee the balance of the applicable payment due to such Payee that is not so withheld. Any currency conversion commissions will be borne by the applicable Payee and deducted from payments to be made to such Payee.

(iii)  Notwithstanding anything to the contrary herein, any payments made to any Shareholders and holders of Company 102 Shares and holders of Vested Company Options will be subject to deduction or withholding of Israeli Tax under the Israeli Income Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs.

2.2  Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Share Purchase and the other transactions contemplated hereunder (the “Closing”), shall take place remotely via the exchange of documents and electronic signatures, within 3 Business Days from the satisfaction or waiver all of the conditions set forth in ARTICLE 3 of this Agreement (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other location, date and time to be agreed by Buyer and the Company in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

[2]	Shibolet note: this general approval is N/A for consideration which is not in cash. Now it is relevant as the consideration is in cash only.

2.3  Closing Deliveries.

(a)  Buyer Deliveries. Buyer shall take the following actions and deliver the following documents to the Company at or prior to the Closing, except as otherwise indicated:

(i)  pay the Aggregate Consideration to the Paying Agent;

(ii)  a certificate dated as of the Closing Date and executed on behalf of the Buyer by a member of its board of directors, to the effect that each of the conditions set forth in Section 3.3(a) have been satisfied (the “Buyer's Closing Certificate”);

(iii)  a certificate, dated as of the Closing Date and executed on behalf of the Buyer by the Secretary of the Buyer, certifying (A) that the unanimous written consent or resolutions of the board of directors of the Buyer in the form attached hereto as Schedule 2.3(a)(iv), approving the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, the payment of the Aggregate Consideration to the Company Securityholders, the issuance of the Ondas Closing Shares to Rotem pursuant to the Registration Statement at Closing (if any), remain in full force and effect and have not been amended, rescinded or modified, and (B) the incumbency and signatures of the officers of the Buyer executing this Agreement or any other Transaction Document;

(iv)  the Paying Agent Agreement, duly executed by the Buyer and the Paying Agent; and

(v)  if the Buyer has elected to pay any portion of Rotem’s Founders Consideration in Ondas Closing Shares, the Buyer shall issue and deliver, or cause to be issued and delivered to Rotem, via the Deposit or Withdrawal at Custodian (DWAC) system of The Depository Trust Company, the number of Ondas Closing Shares determined in accordance with Section 2.1(b)(iii) hereof, registered in book-entry form (without any restrictive legends) in the name of Rotem by the Company’s transfer agent.

(vi)  Pay the Grossup Portion.

(b)  Company Deliveries. The Company or the Company Shareholders, as applicable, shall deliver to Buyer, at or prior to the Closing:

(i)  duly executed share transfer deeds signed by all Company Shareholders with respect to all of the Company Shares held by each such Company Shareholder as of the Closing Date;

(ii)  a certificate dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 3.3(a) have been satisfied;

(iii)  a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying (A) the Company’s Articles of Association as in effect immediately prior to the Closing and (B) the unanimous approvals of the board of directors of the Company and of the shareholders of the Company in the form attached hereto as Schedule 2.3(b)(iii) remain in full force and effect and have not been amended, rescinded or modified), and (C) the incumbency and signatures of the officers of the Company executing this Agreement or any other Transaction Document;

(iv)  the Founders Engagement Agreements and Key Employees Agreements and executed by the Company and the relevant Person, that have remained in full force and effect and have not been terminated or rescinded;

(v)  a resignation letter in the form attached as Schedule 2.3(b)(v) executed by each director and statutory officer of the Company in office immediately prior to the Closing, effective no later than immediately prior to the Closing;

(vi)  a certificate from the Israeli Registrar of Companies certifying that the Company is registered under Israeli Law since its date of incorporation and dated as of not earlier than seven (7) Business Days prior to the Closing Date;

(vii)  evidence reasonably satisfactory to Buyer of the termination or waiver of any rights of first refusal, redemption rights, conversion rights and rights of notice of any Company Securityholder with respect to any of the transactions contemplated hereunder, effective as of, and contingent upon the Closing;

(viii)  the Spreadsheet, and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(ix)  a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company in reasonable details the balances of the Company Cash, Company Debt and Company Net Working Capital as of immediately prior to the Closing (the “Closing Financial Certificate”) and such other information as required below in Section 3.3(g);

(x)  IP assignment in the form attached as Schedule 2.3(x)(b)(x)A from the parties identified on Schedule 2.3(x)(b)(x)B;

(xi)  evidence that the Company has purchased the D&O Tail Policy;

(xii)  the Paying Agent Agreement, duly executed by the Shareholders’ Agent;

(xiii)  BIRD Approval (if not waived as a condition to Closing)

(xiv)  MoD Approval (if not waived as a condition to Closing)

(xv)  Export Control Approval (if not waived as a condition to Closing)

(xvi)  an Option Surrender Agreement, in the form attached as Exhibit 2.3(xvi) (the “Option Surrender Agreement”), in respect of each Vested Company Option, duly executed by each holder of any Vested Company Options and evidence reasonably satisfactory to Buyer that all other Company Options were terminated and cancelled without any further right prior to Closing;3

(xvii)   A form of the disclosure schedules corresponding to the representations and warranties provided by the Company hereunder in form and substance acceptable to Buyer.

(xviii)   The Work Plan in form and substance acceptable to the Buyer.

(xix)  the shareholders registry of the Company, duly executed by an authorized officer or director of the Company, evidencing the transfer and ownership of all of the Company Shares to Buyer; and

(xx)  Confirmation, Amendment and Waiver by Polygon T.R. Ltd in the form attached as Exhibit 2.3(b)(xx) “Polygon Waiver”.

Receipt by Buyer of any of the agreements, instruments, certificates or documents delivered pursuant to Section 2.3(b) shall not be deemed to be an agreement by Buyer that the information or statements contained therein are true, correct or complete, and shall not diminish Buyer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

2.4  Surrender of Certificates(i). At the Closing and upon the effectiveness of the Share Purchase, Buyer, the Company and the Shareholders' Agent shall enter with the Paying Agent into a Paying Agent Agreement, which shall provide for the payment to the Paying Agent of any portion of the Aggregate Consideration to be paid in cash to the Company Securityholders, subject to the withholding provisions as set forth herein and therein, all as set forth in the Spreadsheet. To the extent not previously delivered, as soon as reasonably practicable after the Closing, Paying Agent shall deliver to each Company Shareholder a letter of transmittal in the Paying Agent’s standard form (the “Letter of Transmittal”), and each Company Shareholder shall fill in its applicable Letter of Transmittal and shall return such document to the Paying Agent signed, and shall surrender to the Paying Agent all of the certificates or instruments which immediately prior to the Closing represented issued and outstanding Company Shares held by the Company Shareholder (or written declaration of loss or destruction in lieu thereof in the form attached to the Letter of Transmittal), together with duly executed share transfer deeds, in a form attached to the Letter of Transmittal.

2.5  Buyer’s Operational Undertakings.

(a)  At the Closing, Buyer shall provide the Company with funding in the amount of $2,000,000 in immediately available funds, in order to fund the Company’s operations following the Closing in accordance with the business plan and budget in such form to be agreed between Buyer and the Company prior to the Closing (jointly and as may be amended following the Closing in the ordinary course only, subject to Section 8.9 hereunder, the “Work Plan”).

(b)  In addition, to the extent that the Company shall successfully achieve the 2025 milestones set forth under the Work Plan, Buyer will provide the Company with additional funding in the amount of up to $3,000,000, to the extent required to fund the activities and operations of the Company pursuant to the Work Plan.

ARTICLE 3- CONDITIONS TO CLOSING

3.1  Conditions to the Obligations of each Party to Effect the Share Purchase. The respective obligations of each party hereto to consummate the Share Purchase and the other transactions contemplated hereunder are subject to the satisfaction or waiver in writing (by each of Buyer and the Shareholders’ Agent, as applicable) at or prior to the Closing of each of the following conditions:

(a)  Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase and, if the Buyer has elected to pay any portion of Rotem’s Founders Consideration in Ondas Closing Shares, restricting Rotem’s ownership and/or tradability of the Ondas Closing Shares, shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase (and not rescinded or repealed) that makes the consummation of the Share Purchase and the other transactions contemplated hereby and by the other Transaction Documents illegal.

(b)  No Legal Proceedings. No Governmental Authority or other Person shall have commenced or threatened to commence any legal proceeding challenging or seeking to prohibit or limit the consummation of the Share Purchase and the other transactions contemplated hereby and by the other Transaction Documents.

(c)  Governmental Approvals. Buyer and the Company shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other transactions contemplated hereunder, including, without limitation, the MOD Approval.

(d)  Any conditions precedent determined following the completion of the Disclosure Schedule (as defined in ARTICLE 4 below) prior to Closing.

(e)  The MOD will have approved the transfer of all Company Purchase Orders to the “Green Track” and corresponding ownership of all underlying IP by the Company in form and substance acceptable to the Buyer.

(f)  BIRD Approval.

(g)  Export Control Approval.

(h)  Paying Agent Agreements. The Paying Agent shall have executed and delivered to the Buyer and the Shareholders’ Agent the Paying Agent Agreement.

(i)  Effectiveness of Registration Statement; Listing. If the Buyer has elected to pay any portion of the Founders Consideration in Ondas Closing Shares, (i) the Registration Statement shall be effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn; and (ii) the Ondas Closing Shares to be issued and sold at Closing pursuant to the Registration Statement and this Agreement shall have been approved for listing on the Trading Market.

(j)  Polygon Waiver and Waivers from employees and consultants to be agreed.

(k)  Company Shareholders and Buyer have agreed on the final form of all exhibits, schedules and certificates referenced in this Agreement (collectively, the “Ancillaries”), as well as any amendments to be made to this Agreement related to such Ancillaries or any financial representations or certificates.

(l)  All Company deliverables pursuant to Section 2.3(b) shall have been delivered to Buyer (or waived in writing by Buyer) in form and substance acceptable to Buyer.

3.2  Additional Conditions to Obligations of the Company and the Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the Share Purchase and the other transactions contemplated hereunder shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions at the sole discretion of the Shareholders Agent:

(a)  Representations, Warranties and Covenants of the Buyer. The representations and warranties made by Buyer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such dates, all subject to the Ancillaries and the amendments made pursuant to Section 3.1(i). Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by it at or prior to the Closing.

(b)  Paying Agent Agreements. Buyer shall have executed and delivered the Paying Agent Agreement.

(c)  Receipt of Closing Deliveries. The Company Shareholders shall have received each of the agreements, instruments, certificates and other documents set forth in Section  2.3(a)(a).

(d)  No Legal Proceedings. No Governmental Authority or other Person shall have commenced or threatened to commence any legal proceeding challenging or seeking the recovery of a material amount of damages in connection with transaction hereunder or seeking to prohibit or limit the execution of the transaction hereunder or any part thereof.

(e)  No Buyer Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Buyer since the date hereof.

(f)  No Market Adverse Events. Solely if Ondas elects to pay the consideration to Rotem in Ondas Stock then from the date hereof to the Closing Date, trading in the Ondas Stock shall not have been suspended by the SEC or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Company Shareholder, makes it impracticable or inadvisable to purchase Ondas Closing Shares at the Closing.

3.3  Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Share Purchase and the other transactions contemplated hereunder shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions at Buyer’s sole discretion:

(a)  Representations, Warranties and Covenants. The representations and warranties made by the Company and the Company Shareholders herein and by the Company Optionholders under the Option Surrender Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, or representations and warranties concerning title to Company Shares and Company Options and with respect to the Company’s capital structure, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such dates. The Company and each of the Company Securityholders shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company and the Company Securityholders (as applicable) at or prior to the Closing.

(b)  Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.3(b), which shall be in full force and effect.

(c)  Injunctions or Restraints on Conduct of Company Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Buyer’s ownership, conduct or operation of the Company Business following the Closing shall be in effect, and no legal proceeding seeking any of the foregoing, in connection with the Share Purchase or prohibiting or limiting the consummation of the Share Purchase shall be pending or threatened.

(d)  No Legal Proceedings. No Governmental Authority or other Person shall have commenced or threatened to commence any legal proceeding challenging or seeking the recovery of a material amount of damages in connection with Share Purchase or seeking to prohibit or limit the exercise by Buyer of any material right pertaining to ownership of the entire equity interests of the Company.

(e)  No Company Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company since the date hereof.

(f)  Employees. The Founders and the Key Employees shall have signed the Founders Engagement Agreement and Key Employees Agreements, as applicable, and no action shall have been taken to rescind or terminate any such agreement, and shall have remained continuously engaged with the Company through the Closing with no action taken to terminate such engagement.

(g)  Closing Financial Certificate. The Company shall have delivered the Closing Financial Certificate, which, in all material respects, is in compliance with the applicable representations and warranties provided by the Company hereunder, and, in addition, a confirmation that Transaction Expenses are not greater than $[--] and that the Company Net Working Capital and Company Cash following Closing are both in the amounts to be set forth therein and sufficient for the Company to continue operations in its ordinary course of business (i.e., business operations as conducted by the Company during the 12 months immediately preceding the Closing Date, without material expansion, modification, or deviation from such historical operations) for a period of three months following Closing (without taking into account any post-Closing salary adjustments and without exceeding its regular practices in the previous 12 months in terms of credit and loans (“Minimal Runway Cash”);

(h)  Shareholders’ Register. The Company shall have delivered (i) a copy of the Company’s updated shareholders’ register evidencing the holdings in the Company immediately following the Closing certified by an authorized director of the Company and (ii) a share certificate registered in the name of Buyer, representing ownership of one hundred percent (100%) of the Company Shares.

(i)  D&O Insurance Policy. The Company shall, on or prior to the Closing Date, purchase tail insurance coverage for the D&O Indemnitees (“D&O Tail Policy”), the cost of which shall constitute a Transaction Expense, to become effective at the Closing, which shall provide the D&O Indemnitees with coverage for seven (7) years following the Closing Date for acts and omissions occurring prior to the Closing, including in connection with the Share Purchase, on terms not materially less favorable (including the amount of coverage) as in effect for the Company as of immediately prior to the Closing Date and reasonably satisfactory to Buyer.

ARTICLE 4- REPRESENTATIONS AND WARRANTIES OF the company

In connection with the Share Purchase, the Company and the Company Shareholders, represent and warrant to Buyer, except as disclosed in the disclosure schedules to be delivered by the Company to Buyer as of Closing (“Disclosure Schedule”), as set forth in this Article 4. The Buyer shall be entitled to rely on all such representations and warranties regardless of any investigation by it or on its behalf.

4.1  Existence. The Company (i) is a corporation duly organized and validly existing under the laws of the State of Israel, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction in which it conducts business, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

4.2  Corporate Authority. The Company has all requisite power and authority to execute and deliver this Agreement, and each other instrument and agreement to be executed and delivered by it hereunder or thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery by the Company has been duly and validly authorized and approved by all required action of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and each other instrument and agreement to be executed and delivered by it hereunder or thereby constitutes the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights. Complete and correct copies as of the date hereof of the organizational documents of the Company (the “Organizational Documents”), as amended or restated as of the date hereof are attached hereto as Schedule 4.2. The Company has not materially breached or violated, and is not in breach or violation of, any of the provisions of the applicable Organizational Documents. True, correct, and complete copies of the Organizational Documents have been made available to Buyer, each as amended to date, and each such Organizational Documents are in full force and effect.

4.3  Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, the execution and delivery by the Company of this Agreement and each other instrument to be executed and delivered by it hereunder, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by the Company under any provision of the Organizational Documents or of any Contract to which the Company is a party or by which it or any of the Company's assets or properties, is bound, (ii) require the Company to obtain any consent, approval or action of, make any filing with, or give any notice to, any Person, including any consent, license, permit, grant or other authorization of, or filing with, any Governmental Authority, (iii) to Company’s knowledge, contravene any law or judgment applicable to the Company or any of the Company's assets or properties, or (iv) violate, conflict with, result in a breach of or default by the Company under, or result in the creation or imposition of any Lien upon any part of the Company's assets or properties under any provision of any debt note, bond, mortgage, indenture or Contract to which the Company is a party or by which it or any of the Company's assets or properties, is bound.

4.4  Capitalization.

(a)  The authorized share capital of the Company consists solely of 10,000,000 Company Ordinary Shares, par value NIS 0.01 each (the “Ordinary Shares”), of which 25,865 are issued and outstanding as of the date of this Agreement, all of which have been duly authorized, validly issued, fully paid, and are nonassessable, free and clear of any Lien or any other limitation or restriction on the right to vote or sell the same, other than restrictions on transfer under applicable securities Laws and/or under the Organizational Documents. The Company Shareholders are the sole record and beneficial owners of all issued and outstanding ordinary shares of the Company, in such allocations as set forth on Schedule 4.4(a). No claim has been received or, to the Company's knowledge, threatened, nor, to the Company's knowledge, is there any factual or legal basis for any such claim, asserting that any Person other than the Company Shareholders is the record holder or beneficial owner of, or has the right to acquire record or beneficial ownership of, any shares or other securities of the Company.

(b)  The only outstanding rights to acquire shares of the Company are Company Options granted under the duly adopted Company Option Plan, as set forth on Schedule 4.4(a)(b), which schedule sets forth a true, correct, and complete list of all outstanding options, including the name of each holder, the number of options held, the exercise price, and the vesting status. Other than such Company Options, there are no outstanding options, warrants, calls, rights, commitments, convertible loans, convertible securities, or other Contracts of any character, written or oral, to which the Company is a party or by which it is bound, to purchase or otherwise acquire any interest in the Company’s share capital. No Person has any right to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any shares or any securities convertible into or exchangeable for any shares of the Company, except for the options described above.

(c)  All Company 102 Securities which were issued under the Company Option Plan attached hereto as Schedule 4.2, pursuant to Section 102 of the Israeli Income Tax Ordinance have been granted and issued, as applicable, in compliance and are currently in compliance, with the applicable requirements of Section 102 of the Israeli Income Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Company 102 Securities, the receipt of all applicable tax rulings from the ITA, and the due deposit of such Company 102 Securities with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance and the guidance published by the ITA. All written tax rulings, opinions, significant filings with the ITA relating to the Company Option Plan and any award thereunder have been provided to Buyer.

(d)  There is no outstanding or authorized share appreciation, phantom shares profit participation, or other similar rights with respect to the Company. Except as set forth in the Company's Organizational Documents, there are no registration rights, preemptive rights, anti-dilution rights, redemption rights, rights of first refusal or offer, co-sale or tag-along rights, drag-along rights, put or call rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

4.5  Subsidiaries. The Company does not have and has never had any subsidiaries and does not otherwise own or control, directly or indirectly, or have the right or obligation to acquire, any debt or equity interest in any other Person.

4.6  Real Property. The Company owns no real property, and, except as set forth under Schedule 4.6, has no real property leases or subleases.

4.7  Tangible Personal Property. Except as specified in Schedule 4.7, the Company owns no material tangible personal property and has no tangible personal property leases or subleases (the “Tangible Personal Property”). The Tangible Personal Property owned, leased or subleased, as the case may be, by the Company is in operating condition and repair, reasonable tear and wear excepted (taking into account depreciation value as recognized in the Company's Financial Statements), and is suitable and adequate for use in the ordinary course of business as currently conducted. The Tangible Personal Property owned by the Company is free of any Lien of any kind and the Company has valid and marketable title to such Tangible Personal Property.

4.8  Material Contracts.

(a)  Schedule 4.8(a) sets forth a correct and complete list and the Company has provided the Buyer with correct and complete copies of all material Contracts to which the Company is a party or by which it or any of its properties or assets is bound, including without limitation, that (i) are material to the conduct and operations of the Company Business as currently conducted, assets and properties, (ii) involve the Shareholders (or any of their respective Affiliates), or any of the officers, consultants, directors or employees of the Company, (iii) require the Company to provide non-cash consideration (including to employees), (iv) are not in the ordinary course of business, (v) involve real property, (vi) involve a joint venture, partnership, or formation of a limited liability company or similar relationship, (vii) restrict the ability of the Company to engage in any business or activity in any manner or in any geographic area, (viii) govern or relate to bond, indenture, note, loan or credit agreement or other agreement relating to the borrowing of money, other indebtedness or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money , (ix) are customer or supplier agreements of the Company involving aggregate consideration or obligations in excess of $20,000 or that are otherwise material to the business, financial condition, operations, or prospects of the Company, (x) contain any exclusive rights or any so-called “most favored nation” provision or similar provision requiring the Company to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons, or which grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any third Person, (xi) relate to the Company’s Intellectual Property or material Company Permits, (xii) relate to the acquisition or divestiture of shares or securities of the Company, or the acquisition or sale of any material assets of the Company, other than the acquisition or sale of inventory in the ordinary course of business consistent with past practice, (xiii) entered with any court, administrative agency or commission or other, Israeli, national, provincial, state, local, foreign or other Governmental Authority, instrumentality, agency, commission or other entity, (xiv) entitle any Person to commissions, royalties, or broker’s or finder’s fees, (xv) involve any acquisition, merger or similar agreement (xvi) obligate the Company to develop any product or technology (xvii) under the terms of which any of the rights or obligations of a party thereto will be modified or altered or which provide for any increased payment or benefit or accelerated vesting, in any such case as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby or which contain change in control provisions and that is material to the Company, (xiii) materially limit or restrict the Company or any successor or Affiliate thereto from engaging or competing in any manner or in any business or from conducting any activity in any geographic area or from soliciting any Person to enter into a business or employment relationship or to enter into a commercial relationship with any Person, (xix) all powers of attorney or other similar agreements or grant of agency by the Company, (xx) all Contracts involving the settlement of any actual or threated action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding (collectively, the “Material Contracts”).

(b)  Each Material Contract, except as set forth in Schedule 4.8 (b): (i) is in full force and effect and is the valid and binding obligation of, and enforceable against, the Company and any other party thereto , except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; (ii) neither the Company is, nor, to the Company's knowledge, is any other party to a Material Contract, in material breach or default thereof, nor has the Company received notice that the Company is in breach or default thereof; and (iii) to the Company’s knowledge no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or to the Company's knowledge by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.

(c)  Except as set forth in Schedule 4.8 (c), this Agreement or the transactions contemplated hereby will not result in the material breach or other violation of any Material Contract or allow any counterparty thereto or other Person to charge additional amounts, cancel, terminate or otherwise suspend the operation thereof.

4.9  Compliance with Legal Requirements; Permits.

(a)  Compliance. The Company is not and has not been at any time, in any material respect in conflict with, or in default or in violation of, any requirement under any Law applicable to the Company Business, the Company, or by which the Company is bound (“Legal Requirement”). There is no judgment, injunction, order or decree binding upon the Company which has or, to the knowledge of the Company, would reasonably be expected to have, the effect of prohibiting or materially impairing the Company Business. The Company has not received any notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with any provision of, any applicable Legal Requirement in any material respect. The Company has made and filed all material particulars, resolutions and documents required by the Israeli Companies Law–1999, as amended and the regulations promulgated thereunder or any other applicable Law required to be filed with the Israeli Registrar of Companies or any other Governmental Authority.

(b)  Permits. The Company holds all authorizations and licenses, permits and registrations, required by any Governmental Authority (“Permits”), to allow the Company to perform the services provided by the Company as part of the Company Business, (collectively, “Company Permits”). Schedule 4.9(b) sets forth a true, correct, and complete list of all Company Permits. As of the date hereof, no violation, suspension, withdrawal, revocation, or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company is, and has been, in compliance in all material respects with the terms of all Company Permits. Schedule 4.9(b) identifies any such Company Permit which, according to its terms, is about to expire within 12 months following the Closing. All of the Company Permits are in full force and effect and none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of Closing.

(c)  Anti-Bribery. Without derogating from the provisions of Section 4.9(a) above, the Company is in compliance with all applicable anti-corruption or anti-bribery Laws in any jurisdiction in which the Company has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any of its directors, officers or to the Company's knowledge its employees or representatives has received any written communication from any Governmental Authority that alleges that the Company, or any current or former representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, in connection with business of the Company and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company. To the Company's knowledge, none of the Company’s directors, officers, or employees is currently an officer, agent, or employee of a Governmental Authority. Neither the Company, nor, to the Company's knowledge, any of its current or former directors, officers, employees, or representatives (in their capacity as such) has, directly or indirectly, contrary to Anti-Bribery Laws, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value to (a) any person who is an official, officer, agent, employee or representative of any governmental authority (“Government Official”), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any customer of the Company, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for the purpose of: (i) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (ii) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, (iii) securing an improper advantage; in order to obtain, retain, or direct business; or (iv) for purposes not allowable under the Anti-Bribery Laws.

4.10  Company’s Intellectual Property.

(a)  Intellectual Property. Schedule 4.10(a) of the Disclosure Schedule lists as of the date hereof (i) all registered Intellectual Property owned or used by the Company (“Company Registered Intellectual Property”), identifying the owner (including any co-owners), the title or mark, application and/or registration number, application and/or registration dates, status, and the jurisdiction; (ii) any opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation or other equivalent proceeding or action pending or threatened, to the knowledge of the Company, asserted with respect to any Company Registered Intellectual Property.

(b)  Ownership. The Company owns all right, title, and interest in and to the Company Registered Intellectual Property, free and clear of all Liens or exclusive licenses.

(c)  Inventorship. With respect to each Patent that is part of the Company Registered Intellectual Property, all individuals named as inventors in any Patent are the appropriate, sole and only inventors of the invention covered by such Patent.

(d)  Validity. All Company Registered Intellectual Property is valid, enforceable (other than pending applications) and subsisting. No challenges were made to the Company with respect to the validity or enforceability of any Company Registered Intellectual Property and to the Company’s knowledge there is no basis therefor. The Company has not received any written claims or, to the knowledge of the Company, other (including oral) claims, alleging that the Company Registered Intellectual Property is not valid, subsisting or enforceable.

(e)  Registration. All necessary application, registration, maintenance, renewal and recordation fees due or owed in connection with the Company Registered Intellectual Property as of the date hereof have been paid, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authority for the purposes of prosecuting, registering, maintaining, licensing, or perfecting the Company Registered Intellectual Property.

(f)  Sufficiency. Except as set forth in Schedule , the Intellectual Property owned by, or licensed to, the Company includes to the Company’s knowledge, all Intellectual Property necessary to the operation of the Company Business, as currently conducted.

(g)  Royalty Obligations. Except as set forth in Schedule 4.10(g) and except off-the-shelf products (e.g., Windows, Office, Solid Works) and except for Open Source Software, the Company is not obligated to pay any Person any royalties, fees, commissions or other amounts for the use by the Company of any Intellectual Property owned or used by the Company. No event has occurred, and to the knowledge of the Company, no claim or dispute exists that gives rise to any obligation to pay or repay any Person (including any Governmental Authority) royalties, fees, commissions or other amounts for the use by the Company of any Intellectual Property.

(h)  Company IP Contracts.

(i)  Schedule 4.10(h)(i)(A) of the Disclosure Schedule lists as of the date hereof all Company's Contracts relating to the use by the Company of third party Intellectual Property or the use by Third Parties of Company’s Intellectual Property, excluding (aa) “shrink wrap” and similar of-the-shelf computer software end-user licenses (including any Open Source Software Licenses) purchased or contained in software products used by the Company (“Licensed Intellectual Property”), (bb) non-disclosure agreements entered into in the ordinary course of business that contain any limitations or restrictions on the use or exploitation of any Intellectual Property owned or used by the Company, (cc) non-exclusive rights granted to contractors or vendors to use any Intellectual Property owned or used by the Company, (dd) Open Source Software (each, a “Company IP Contract”). For the avoidance of doubt, the Company uses Open Source Software. To the Company’s knowledge, except as set forth in Schedule (4.10(h)(B), the Company's use of Open Source Software, as specified to the best of the Company’s knowledge under Schedule (4.10(h)(B), is in compliance with all applicable licenses, and no such use obligates the Company to disclose, license, or distribute any proprietary source code of the Company. All Open Source Software used by the Company can be replaced by commercially licensed software or Open Source Software under permissive licenses without unreasonable cost or adverse impact on the Company's products or services or developed by the Company internally or through third party.

(ii)  Except as set forth in Schedule 4.10(h)(ii) hereto, the Company has valid licenses to use the Licensed Intellectual Property in connection with the Company Business.

(iii)  Except as set forth in Schedule 4.10(h)(ii) the consummation of the transactions contemplated pursuant to this Agreement will not result in the material breach or other violation of any Company IP Contract that would allow any counterparty or other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof. Following the Closing, the Company will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties, if any), to the same extent the Company has been able to, had the transactions contemplated pursuant to this Agreement not occurred and without being required to pay any material additional amounts or consideration to the same extent, other than fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated pursuant to this Agreement not occurred

(iv)  Except as set forth in Schedule 4.10(h) (iv), and except as may be limited or restricted under the Israeli Defense Export Control Law, 5766-2007, the Company is not bound by any Contract containing any covenant or other provision that licenses, conveys, or assigns (whether or not currently exercisable), or limits, encumbers or otherwise restricts the ability of the Company to use, exploit, assert or enforce any Intellectual Property owned or used by the Company anywhere in the world or otherwise limits or restricts the operations of the Company Business. To the knowledge of the Company, the transactions contemplated pursuant to this Agreement will not result in any Company's Intellectual Property or the Company Business being subject to any non-compete or exclusivity restriction.

(i)  No Infringement of Third Person Intellectual Property. The Company has not received written notice, or, to the knowledge of the Company, other (including oral) notice, alleging that the Company is infringing or misappropriating or otherwise violating any Intellectual Property of any third Person. Except as set forth in Schedule 4.10(i) hereto , the Company Business or any Intellectual Property owned or used by the Company (“Company's Intellectual Property”) to the knowledge of the Company, have not and do not infringe, misappropriate or otherwise make unlawful use of any Intellectual Property of any third Person. There are no claims, suits, actions, or other equivalent proceedings that have been instituted, are pending or, to the knowledge of the Company, asserted or threatened with respect to any Company's owned or used Intellectual Property, and to the knowledge of the Company none of such Intellectual Property is subject to any outstanding order, writ, judgment, decree, ruling, injunction, stipulation, determination or award of any Governmental Authority.

(j)  No Third Person Infringement of Company Intellectual Property. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company's Intellectual Property, nor to the knowledge of the Company any Person is currently infringing, misappropriating or otherwise violating any Company's Intellectual Property.

(k)  Proprietary Agreements. Except for as set forth in Schedule 4.10(k) all current and former consultants and contractors involved in the research, development or commercialization of Company's Intellectual Property or otherwise contributed to Company's Intellectual Property and all current and former employees, in each case, have executed and delivered, and, to the knowledge of the Company, are in compliance with, agreements regarding the ownership, protection and confidentiality of confidential information and that include work for hire language and/or valid written assignments that include a waiver of any rights, including, an express and irrevocable waiver of the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967 and an express and irrevocable waiver of any moral rights, as appropriate, of all such Company's Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company. All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Company's Intellectual Property have been paid in full and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance, except for amounts paid or payable to employees or contractors in connection with employment or services rendered or to be rendered in the ordinary course and not in the nature of a royalty. No current or former employee, and to the Company’s knowledge, no consultant or contractor or any other Person has any right, claim or interest in or to any of the Company's Intellectual Property. Except as set forth in Schedule 4.10(k), no funding, facilities or personnel of any Governmental Authority were used in the creation or development of any Company product or Company's Intellectual Property.

(l)  Protection of Confidentiality. The Company has taken reasonable steps to protect and prevent the disclosure of its trade secrets. To the knowledge of the Company, any receipt or use by, or disclosure to, a third Person of know-how constituting part of the Company's Intellectual Property has been pursuant to the terms of a binding written Contract between the Company and such third Person.

(m)  Computer Software and Information Technology. Except as set forth in Schedule 4.10(m) hereto, all computer software used in the Company Business is owned by the Company, or used pursuant to a valid license. The Company possesses full and complete source and object code versions of all such company software owned by the Company, none of which is subject to any escrow release, custody or similar provision.

(n)  Government Funding. Except as set forth on Schedule 4.10(n), no government funding, facilities of a university, college, other educational institution, military or research center (“R&D Sponsor”), was used in the creation or development of Company’s Intellectual Property, and, to the knowledge of the Company, no employee, faculty, independent contractor or students of a R&D Sponsor contributed to the creation or development Company's Intellectual Property. Except as set forth on 4.10(n)(b), no R&D Sponsor has any claim of right to, ownership of or other Lien on any Company's Intellectual Property. Except as set forth on Schedule 4.10(n), in the event that any such funds, grants, subsidies, facilities, employees, faculty, independent contractors, or students were used, such use will not materially preclude or restrict the sale, transfer, alienation and/or license of any such Company's Intellectual Property to Buyer free and clear of all Liens. Except as set forth on 4.10(n)(d) of the Disclosure Schedule, the Company is not (i) party to any Contract or license with any Governmental Authority that grants to such Governmental Authority any right or license with respect to Company's Intellectual Property, or (ii) has received any written notice from any Israeli Governmental Authority, claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patent Law-1967.

4.10A. AI.

(i)  Except as set forth in Schedule 4.10A, to the knowledge of the Company: (a) the Company has complied with all licenses, terms, conditions, written instructions and permissions applicable to the use of each AI Technology; (b) the development, training, operation, improvement, marketing, provision, deployment, or use of any Company AI Products (including all AI Technology and Training Data processed thereby), and the use or employment of any other AI Technology, in each case, comply with AI Commitments; and (c) the Company has not used or employed any AI Technology in a manner that limits or impairs the Company’s ownership of any Company Intellectual Property or Company Products that the Company intended to maintain as proprietary. No Person has claimed in writing to own any material Company AI Product and the Company have not had any formal dispute or written communication with any Person with respect to the Company’s use of Training Data, use of AI Technologies, or ownership or distribution or selling of the Company AI Products.

(ii)  The Company has a valid and enforceable right to use each Training Data as currently used (if used) in the operation, development and validation of the Company AI Product. The Company has a valid and enforceable right to use each Training Dataset as currently used (if used) in the operation, development and validation of the Company AI Product.

(iii)  Schedule 4.10A(iii) sets forth a complete and accurate list in all material respects of all Generative AI Tools used by the Company as of the date of this Agreement. Except as set out in Schedule 4.10A(i), the Company uses all Generative AI Tools in compliance with such Generative AI Tools’ applicable license terms and applicable laws.

(iv)  In this Section 4.10(o), the following terms shall have the indicated meanings: “AI Commitments” means the Company’s obligations under (a) applicable obligations under licenses, , terms, conditions, and permissions , terms, conditions, and permissions relating to AI Technology to which the Company is subject or bound, (b) applicable Law relating to AI Technology; and (c) public representations (including representations on Company websites) made by the Company with regard to the Company’s use of AI Technology, to the extent applicable. “AI Technology” means deep learning, machine learning or other artificial intelligence technologies that use software algorithms, neural networks, tools, and related infrastructure that are developed, owned by Company or used by or licensed to the Company. “AI Prompts” means any and all information, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description, queries, files or otherwise, used by the Company as AI inputs to generate AI Outputs, or to train Generative AI Tools, including AI agents, to the extent applicable. “AI Outputs” means any and all services, products, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description generated by the Company, from any AI Technology or AI Inputs. “Company AI Products” means all products or services provided distributed and sold by Company that incorporate AI Technology. “Generative AI Tools” means generative artificial intelligence technology producing AI Outputs based on supplied AI Prompts, provided by third parties and deployed by Company to analyze input data, learn from that data, and then automatically make decisions, execute actions, or provide predictions generate content or output. For the avoidance of doubt, a Generative AI Tool includes LLMs. “Training Data” means data or databases, text, words, computer source code, images, videos, audio, images, landscapes, or other materials, that the Company submitted into the Generative AI Tools and/or used via AI Prompts for developing and improving the AI Technology by training, validation, and testing the algorithm(s).

4.11  Financial Statements.

(a)  Schedule 4.11(c) sets forth the following financial statements of the Company: (i) audited financial statements for the years ended December 31, 2023 and 2024 and (ii) unaudited trial balance sheet as of June 30, 2025 the “Financial Statements”).

(b)  The Financial Statements, are complete and correct, in all material respects, are in accordance with the books of account, ledgers and records of the Company, have been in conformity with GAAP, and consistently applied and present fairly in all material respects the financial position, results of operations and cash flows of the Company, in each case as of the respective dates thereof and for the periods indicated therein, subject in the case of the Interim Statements to normal year-end audit adjustments.

(c)  Except as set forth on Schedule 4.11(c), on the date hereof and on the Closing Date, the Company does not and will not have any obligation, liability, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than (i) as reflected or disclosed in the Financial Statements or in the Closing Certificate, or (ii) which are in the ordinary course of business in accordance with past practice taking into account the growth of the Company’s business. Each item of income or expense of the Company has been accurately recorded in all material respects on the books and records of the Company reflecting in each case the correct amount and description or characterization thereof.

(d)  Schedule 4.11(d) is a certificate executed by the Chief Executive Officer of the Company, dated as of the date of this Agreement, certifying on behalf of the Company in reasonable details the balances of the Company Cash, Company Debt and Company Net Working Capital as of immediately prior to the date of this Agreement.

4.12  Liens and Guarantees. Except for Liens listed in Schedule 4.12(a), no Liens exist upon the assets of the Company. Except for Guarantees listed in Schedule 4.12(b), the Company, or any Company Securityholder (on account of the Company) has no outstanding guarantees, performance guarantees, letters of credit, performance or bid bonds, or any other guarantees or bonds of any kind in favor of any Person.

4.13  Taxes; Assessments.

(a)  All returns, reports, information returns or other similar documents or statements which are required to be filed by the Company on account of Taxes (“Company Tax Documents”) have been duly and timely filed. All items of income, gain, loss, deduction and credit or other items required to be included in such Company Tax Document have been so included and all information provided in each such Company Tax Document is true, correct and complete. All Taxes due by the Company until the Closing Date, whether due on the Company Tax Documents or otherwise due from the Company, have been or shall be duly paid or properly reserved against on the Company’s financial statements serving as the basis for the Closing Financial Certificate. The Company has not been subject to a Tax audit. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected on a timely basis, and (to the extent required) each such Tax has been paid to the appropriate governmental authority on a timely basis or fully accrued in the Financial Statements. The Company has established, in the ordinary course of business and to the extent required by GAAP, reserves adequate for the payment of all due Taxes.

(b)  No extension or waiver of the limitation period applicable to any of the Company Tax Documents nor any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company, has been granted (by the Company or any other Person), and no such extension, agreement or waiver has been requested from the Company.

(c)  To the Company’s knowledge, there are no grounds for the assertion or assessment of any Taxes against the Company and there is no action or proceeding or unresolved claim for assessment or collection, pending, asserted, or threatened, by, or present or expected dispute with, any governmental authority for assessment or collection from the Company of any Taxes of any nature affecting the Company or its assets or its business. No claim has been made by any taxing authority where the Company does not file the Company Tax Documents such that the Company has been or may be subject to taxation by that jurisdiction. The Company has delivered to the Buyer correct and complete copies of all Company Tax Documents for all completed Tax years that remain open for audit or review by the relevant taxing authority, and all ruling request, examination reports, statements of deficiencies, closing agreements and settlement agreements assessed against or agreed to by the Company.

(d)  Adequate provision has been made in the Financial Statements, in accordance with GAAP, for all Taxes for which the Company is liable for the period covered by such Financial Statements but that have not yet become due.

(e)  Except for Liens for Taxes not yet due and payable, no Liens for Taxes exist upon the assets of the Company.

(f)  The Company has not entered into any agreement, ruling or arrangement with any taxing authority.

(g)  The Company has never been a party to any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(h)  Except as set forth under Schedule 4.10(h) of the Disclosure Schedule, the unpaid Taxes of the Company will not, as of the Closing Date, exceed the reserve for Taxes set forth in financial statement serving as the basis for the Closing Certificate. Since the date of the Financial Statements the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

4.14  Ordinary Course Actions. Except as set forth on Schedule 4.14 hereto, since January 1, 2025, the Company has conducted its businesses only in the ordinary course consistent with past practice, there has not been any event, condition, change, action, failure to act or transaction which would be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect, and the Company has not:

(a)  issued any notes, bonds or other debt securities or any share, capital stock, or similar interest in the Company, any option, purchase right, warrant, right or other convertible, exchangeable or exercisable therefor, or any exchange right or other Contract which would entitle any other Person to acquire any such interest in the Company or otherwise entitle any other Person to share in the equity, profits, earnings losses or gains of the Company, including stock appreciation, phantom stock, profit participation or other similar rights;

(b)  incurred any Company Debt (except any Taxes);

(c)  discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

(d)  mortgaged or pledged any of its properties or assets or subjected them to any Lien;

(e)  sold, assigned, transferred, leased, licensed or abandoned any of its assets, tangible or intangible, except in the ordinary course of business;

(f)  entered into, materially amended, become subject to or terminated any Contract that would constitute a Material Contract;

(g)  received notice of any acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(h)  (i) made or granted any wage or salary increase, commission, bonus award or severance or incentive pay to any Company Employee or group of Company Employees (other than wage or salary increases, commissions, bonus awards or severance or incentive payments in the ordinary course of business), (ii) made or granted any increase in any employee benefit plan or arrangement, (iii) adopted, amended or terminated any employee benefit plan or arrangement, except as may be required by applicable Law, or (iv) granted any equity or equity-based awards;

(i)  made capital expenditures or commitments therefor in excess of NIS [100,000] individually;

(j)  delayed, postponed or canceled the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable;

(k)  made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons (other than advances to employees in the ordinary course of business);

(l)  suffered any damage, destruction or casualty loss exceeding $[10,000] in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(m)  made any change in its cash management practices or in any method of accounting or accounting policies;

(n)  directly or indirectly engaged in any transaction or entered into any arrangement with any officer, director, relative of any officer or partner or other Affiliate of any Company Securityholder;

(o)  adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(p)  amended its Organizational Documents;

(q)  acquired any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(r)  settled any action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding; or

(s)  entered into any Contract or committed or agreed, whether orally or in writing (whether or not such Contract, commitment or agreement is legally binding), to do any of the foregoing.

4.15  No Affiliate Transactions. Except as set forth on Schedule 4.15 of the Disclosure Schedule, none of the Company Securityholders nor any of their Affiliates (i) is a party to any agreement, lease, loan, Contract, commitment or transaction with the Company, or (ii) has any ownership interest (other than through the Company) in any property, real or personal or mixed, tangible or intangible, owned or used in the business of the Company, or relating to, the Company Business, the Company Permits, asset or properties (including without limitations, the Company's Intellectual Property), or otherwise affecting this Agreement and/or the transactions contemplated hereby and thereby.

4.16  Litigation. There is no judgment against the Company, no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the Company’s knowledge any investigation by) any governmental authority pending or, to the Company's knowledge, threatened against or affecting either the Company or the Company Assets, or the Company's Intellectual Property or the ability of the Company to conduct the Company Business or to carry out its obligations under this Agreement or any related instrument, or, to the Company's knowledge, threatened against any present or former officer, director, or employee of the Company in his or her capacity as such, and there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by the Company currently pending or which the Company intend to initiate.

4.17  Insurance. Schedule 4.17 sets forth a complete and true description of all insurance policies which the Company holds. Such policies shall not, pursuant to their terms, in any way be materially and adversely affected by, or terminate or lapse by reason of this Agreement or the transactions contemplated hereby. All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination of such policy has been received. The Company is in compliance in all material respects with all such policies, and the Company is not in material default under any of its obligations under any such policies, or has otherwise failed to comply with, in any material respect, any material provision contained in any such policies. There are no claims pending by or against the Company under any such insurance policies. Such policies are valid, outstanding and enforceable in accordance with their terms, and will remain in full force and effect through the Closing and for a period of six (6) months thereafter. No termination of any such policy has been, to the knowledge of Company, threatened.

4.18  Employees and Independent Contractors Matters.

(a)  Employees. Schedule 4.18(a) of the Disclosure Schedule sets forth a true and complete list of the names of all employees engaged in all aspects of the Company Business by the Company as of the date hereof (the “Company Employees”). Schedule 4.18(a) further includes a list containing each such Person’s job title or function, date of employment agreement, current salary or hourly wage, benefits and other remunerations, as well as the I.D number or such Person’s identification number, and any incentive or bonus arrangement with respect to such Person then in effect. All such data concerning the Company Employees is correct as of the date hereof and as of the Closing Date. Except as disclosed in Schedule 4.18(a), the Company is not a party to any written or unwritten agreements, arrangements or commitments with any Company Employees, or any in effect agreements, arrangements or commitments with any former employees of the Company. The Company has not received any information that would reasonably lead it to believe that any Company Employee intends to terminate his/her employment with the Company.

(b)  Independent Contractors. Schedule 4.18(b) of the Disclosure Schedule sets forth a true and complete list of the names of all and independent contractors currently engaged in all aspects of the Company Business by the Company as of the date hereof (the “Independent Contractors”). Except as disclosed in Schedule 4.18(b) to the Disclosure Schedule, the Company is not a party to any written or unwritten agreements, arrangements or commitments with Independent Contractors or any in effect agreements, arrangements or commitments with any former independent contractor of the Company. The Company has not received any information that would reasonably lead it to believe that any Independent Contractor intends to terminate his/her service with the Company. No employee-employer relationship exist between the Company and any Independent Contractor.

(c)  Employment Relations. With respect to the Company Employees: (i) the Company is in all material respects in compliance with all mandatory applicable laws relating to employment practices, terms and conditions of employment, (ii) Except as set forth in Schedule 4.18(c), no collective bargaining agreement, extension order (tzavei harchava) or other similar collective labor contracts is currently in effect or, to the Company’s knowledge being negotiated, the Company is not currently negotiating and has no obligation to negotiate any other collective bargaining agreement and, to the knowledge of the Company, there is no indication that any Company Employees desire to be covered by a collective bargaining agreement, all other than extension order (tzavei harchava) that are generally applicable to employees in the State of Israel, (iii) there is no representation claim or petition pending before the any labor agency or court of which the Company has been notified and, to the best knowledge of the Company, no question concerning representation has been raised or threatened and (iv) no notice has been received by the Company of any complaint filed against the Company claiming that the Company has violated any applicable employment standards, human rights or other labor legislation or of the intent of any governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of the Company Employees, and no such investigation is in progress.

(d)  Schedule 4.18(d) of the Disclosure Schedule sets forth a true and complete list of all Company Plans. For purposes of this Agreement, “Company Plans” means all employee benefit plans, programs and arrangements and any other bonus, option, equity purchase, equity or equity-based, incentive, , maintained or contributed to by any Company and its Affiliates. Each Company Plan has been established, operated and administered in compliance with its terms and complies in form and in operation with all applicable Laws.

(e)  Except as set forth on Schedule 4.18(e), the consummation of the transactions contemplated by this Agreement will not entitle any employee or independent contractor or services provider of the Company to severance pay or accelerate the time of payment or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Contract between such Person and the Company or Company Plan (except in connection to severance pay with regard to employees which the terms of their respective employment agreements entitle them to such payment upon voluntary resignation) .

(f)  Except for as set forth in Schedule 4.18(f), all current and prior employees and all consultants of the Company are parties to undertakings of confidentiality, non-competition and assignment of Intellectual Property in favor of the Company

(g)  Except as set forth in Schedule 4.18(g) hereto, all of the employees are subject to termination upon up to thirty (30) days prior written notice under the termination notice provisions included in employment/engagement agreements or applicable Law. Except as set forth in Schedule 4.18(g) hereto, all employees are subject to Section 14 Arrangement pursuant to the Severance Pay Law (5723-1963) from the commencement date of their employment and on the basis of their entire determining salary.

(h)  All amounts that the Company is legally or contractually required either: (a) to deduct from its employees’ salaries or to transfer to their pension or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds; or (b) to withhold from their salaries and benefits and to pay to any governmental authority as required by the Israeli Income Tax Ordinance and/or the National Insurance Law, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment, except in the ordinary course of business and in accordance with the provisions of the employment agreements and applicable law. There are no outstanding, pending, or to the Company’s knowledge, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against the Company, its directors, officers or agents pursuant to or under any applicable rules, regulations, or laws, including, but not limited to pension plans, unemployment insurance, income tax, employer health tax, labor relations, occupational health and safety, human rights and workers’ compensation.

(i)  Provision for severance pay and accrued vacation days due to the employees has been made according to GAAP in the Financial Statements, and to the Company’s knowledge, there is no circumstance whereby any employee may have the right to demand any claim for compensation on termination of employment beyond the statutory or contractual rights to which such employee is entitled, including severance pay.

4.19  Compliance with law. The Company is in compliance in all material respects with all applicable laws, judgments, Permits, certificates and other government approvals, related to the conduct of the Company Business.

4.20  Accounts Receivable. Since the date of the Financial Statements, the Company has collected its accounts receivable, and paid its accounts payable, in the ordinary course, consistent with past practice. A complete and correct list of all outstanding accounts receivable of the Company as of the Cutoff Date is set forth on Schedule 4.20 of the Disclosure Schedule. All accounts receivable of the Company (collectively, the “Accounts Receivable”) represent bona fide sales actually made or services actually performed in the ordinary course of business.

4.21  Inventories. All inventories are owned by the Company free and clear of any Liens.

4.22  Customer and Suppliers.

(a)  Schedule 4.22(a) sets forth a complete and accurate list of the material customers of the Company.

(b)  Schedule 4.22(b) sets forth complete and accurate list of the material suppliers of the Company. No supplier of the Company has, during the twelve (12) months preceding the date hereof, cancelled, suspended or terminated its relationship with the Company, or requested the Company to materially change the terms of engagement, or advised the Company of its intention to cancel, suspend or terminate its relationship with the Company.

4.23  Warranty Matters. The Company has not given or made any warranties to third Persons with respect to any services of the Company, except for warranties granted in the ordinary course of business. Any services provided by the Company have been in conformity in all material respects with all applicable contractual commitments.

4.24  Bank Accounts and Safe Deposit Boxes; Powers of Attorney. Schedule 4.24 of the Disclosure Schedule sets forth a true and complete list of (i) all accounts at banks and other financial institutions maintained by or for the use of the Company, together with the names of authorized signatories thereof on each such account; (ii) the location of all safe deposit boxes (and all keys thereto) maintained by or for the Company, together with the names of the individuals with authorized access thereto, and (iii) all personal guarantees provided by the Company Shareholder(s) of any of this Affiliates in connection with such accounts specified under the foregoing clause (i). There are no outstanding powers of attorney executed on behalf of the Company.

4.25  Broker, Finder Expenses. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions consummated hereunder.

4.26  Accuracy of Information; Disclosure. This Agreement (including the Disclosure Schedule attached hereto) nor any certificate furnished by or on behalf of the Company or the Company Shareholders to Buyer as expressly provided in this Agreement, contains, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, severally and not jointly, represents and warrants to Buyer, with respect to such Company Shareholder (and only such Company Shareholder and for no other Company Shareholder), as of the date hereof, as follows. The Buyer shall be entitled to rely on all such representations and warranties regardless of any investigation by it or on its behalf. The Buyer acknowledges and agrees that the representations contained in this Article 5 shall not modify, amend or affect such Company Shareholder’s right to rely on the Buyer’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.1  Legal Capacity; Authority. The Company Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement, and any related instrument, and to perform its obligations hereunder and thereunder. This Agreement and each other instrument and agreement to be executed and delivered by it hereunder or thereby constitutes the valid and legally binding obligations of such Company Shareholder, enforceable against it in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights. The Company Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

5.2  No conflict. The execution and delivery by the Company Shareholder of this Agreement and the performance by the Company Shareholder of its obligations hereunder do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default such Company Shareholder under any Contract to which such Company Shareholder is a party or by which it is bound, (ii) require such Company Shareholder to obtain any consent, approval or action of, make any filing with, or give any notice to, any Person, including any consent, license, permit, grant or other authorization of any governmental authority, (iii) contravene any law or judgment applicable to such Company Shareholder, or (iv) violate, conflict with, result in a breach of or default by such Company Shareholder (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any part of the share capital of the Company under any provision of any Contract or obligation to which such Company Shareholder is a party or by which he is bound.

5.3  Ownership and Title. The Company Shareholder is the owner of its portion of the issued and outstanding share capital of the Company, as set forth opposite its name on the Spreadsheet, free and clear of any Liens, and such Company Shareholder will transfer to Buyer at the Closing valid ownership and title to its portion of such share capital, free and clear of any Liens. Such Company Shares are duly authorized, validly issued and non assessable and fully paid, and the Company Shareholder has valid and marketable title to its portion of the share capital of the Company set forth opposite its name on the Spreadsheet and the sale and transfer of its portion of the share capital of the Company to the Buyer hereunder will vest title to such share capital in the Buyer free and clear of any Liens. No share certificates were issued to such Company Shareholder in connection with its holding and ownership of any Company Shares.

5.4  Litigation. There is no judgment against the Company Shareholder related to the share capital of the Company, and no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or, to the knowledge of such Company Shareholder, any investigation by) any governmental authority pending or, to the knowledge of such Company Shareholder, threatened, affecting the share capital of the Company or the ability of such Company Shareholder to carry out its obligations under this Agreement or any related instrument.

5.5  Compliance with Law. The Company Shareholder is in compliance in all material respects with all applicable Laws, judgments, permits, certificates and other approvals, all to the extent related to its portion of the share capital of the Company as set forth opposite its name on the Spreadsheet.

5.6  Solvency. The Company Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Company Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other transactions contemplated hereunder shall not constitute a fraudulent transfer by such Company Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Company Shareholder.

5.7  Broker, Finder Expenses. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from the Company Shareholder in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions consummated hereunder.

5.8  Withholding Information. All information provided, or to be provided, to Buyer, the Paying Agent or to the ITA, by or on behalf of each of the Company Shareholder for purposes of enabling Buyer, the Paying Agent or the ITA to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to such Company Shareholder pursuant to this Agreement and for the ITA to issue a Valid Tax Certificate is and will be true, correct and complete in all material respects when provided.

5.9  Acquisition of Ondas Closing Shares. In the event that the Buyer shall elect to pay any portion of the Aggregate Consideration to Rotem in Ondas Closing Shares, Rotem represents and warrants to Buyer, as follows:

(a)

(b)  Rotem is receiving Ondas Closing Shares for investment solely for his own account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement (this representation and warranty not limiting Rotem’s right to sell the Ondas Closing Shares in compliance with applicable federal and state securities laws).

(c)  At the time Rotem was offered the Ondas Closing Shares, he had, and as of the date hereof, he has, such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the acquisition of the Ondas Closing Shares, and in each case has consulted with counsel and other advisors prior to entering into this Agreement.

(d)  Rotem has had an opportunity to ask questions and receive answers concerning the capitalization of Buyer, the terms of this Agreement and the financial condition and operations of Buyer and its subsidiaries.

5.10  Accuracy of Information; Disclosure. Neither this Agreement nor any schedule, statement, or certificate furnished by or on behalf of the Company Shareholders to the Buyer in connection with this Agreement and the other Transaction Document or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading, as of the date hereof or the date of such Transaction Document, respectively.

ARTICLE 6- Representations And warranties of the BUYER

In connection with the purchase of the Company Shares by Buyer, the Buyer hereby represents and warrants to the Company Shareholders as of the date hereof, as follows. Each Company Shareholder shall be entitled to rely on all such representations and warranties regardless of any investigation by it or on its behalf. Each of the Company Shareholders acknowledges and agrees that the representations contained in this Article 6 shall not modify, amend or affect the Buyer’s right to rely on the Company Shareholders’ representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

6.1  Existence and Corporate Authority. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Buyer has the requisite power and authority to own, lease, and operate its properties and to carry on its business as presently being conducted. The Buyer has all requisite power and authority to execute and deliver this Agreement, and each other Transaction Document to be executed and delivered by it hereunder or thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents by the Buyer, the performance and consummation by the Buyer hereof and thereof, have been duly and validly authorized and approved by all required action of the Buyer and no other corporate proceedings on the part of the Buyer, the Board of Directors of the Buyer or the Buyer’s stockholders in connection herewith or therewith are necessary to authorize this Agreement, each other Transaction Document to be executed and delivered by it hereunder or thereby and the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to be executed and delivered by the Buyer hereunder or thereby has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights.

6.2  No Violations. Except as set forth on Schedule 6.2, the execution and delivery by the Buyer of this Agreement and each other Transaction Document to be executed and delivered by it hereunder, the issuance and sale of the Ondas Closing Shares (if any), and the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time or both (a) violate, conflict with or result in a breach of or default by the Buyer under any provision of its organizational documents; (b) violate, conflict with or result in a breach of, or constitute a default by the Buyer under, or give rise to any right of termination, amendment, anti-dilution or similar adjustments, acceleration, or cancellation of any Contract to which the Buyer or any subsidiary of the Buyer is a party or by which it or any of its or its subsidiaries’ assets or properties are bound or affected; or (c) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Buyer or any of its subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Buyer or a subsidiary of the Buyer is bound or affected.

6.3  Consents and Approvals. The Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Buyer of the Transaction Documents or the consummation by the Buyer of the transactions contemplated hereby and thereby, other than (i) the filings required pursuant to Section 8.2 of this Agreement; (ii) the filing with the SEC of a Current Report on Form 8-K, (iii) in the event that the Buyer shall elect to pay any portion of the Aggregate Consideration to the Founders and/or Company Optionholders in Ondas Closing Shares, the application(s) to the Nasdaq for the listing of the Ondas Closing Shares for trading thereon in the time and manner required thereby.

6.4  Issuance of the Ondas Closing Shares; Registration. The Ondas Closing Shares are duly authorized and, in event that the Buyer shall elect to pay to Rotem any portion of the Founders Consideration in Ondas Closing Shares, when issued in accordance with the Transaction Documents, will be (i) duly and validly issued, fully paid and nonassessable, free of preemptive rights, free and clear of all Liens imposed by the Buyer; and (ii) issued pursuant to the Registration Statement, and the offer and sale of the Ondas Closing Shares will have been registered by the Company under the Securities Act; (iii) immediately freely tradable without any restrictions on transfer imposed by applicable securities laws, shall be issued free of legends, and will not be subject to any lock-up period or other trading restrictions; and (iv) listed for trading on the Trading Market. The Buyer understands and confirms that Rotem will be relying on the foregoing representation in effecting transactions in the Ondas Closing Shares (if issued at Closing).

6.5  Listing and Maintenance Requirements. The Ondas Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ondas Stock under the Exchange Act nor has the Buyer received any notification that the SEC is contemplating terminating such registration. The Buyer is in compliance with the provisions of the rules and regulations promulgated by Nasdaq and/or any other Trading Market and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements. There are no proceedings pending or threatened against the Buyer relating to the continued listing of the Ondas Stock on Nasdaq, and the Buyer has not received any notice of, nor is there any reasonable basis for, the delisting of the Ondas Stock from Nasdaq.

6.6  Investment Representations. Without derogating from the representations and warranties in Article 5 above, Buyer is an experienced buyer, and is knowledgeable, sophisticated and experienced in making decisions with respect to purchases of the type contemplated by this Agreement. The Buyer acknowledges that it has sufficient experience and knowledge of the Company Business in order to evaluate and bear the risks involved in this Agreement. Buyer acknowledges that the Company Shares have not been registered for offer or sale under any securities laws, and are not listed for trading on any stock exchange, stock quotation service or other stock market. Buyer understands that the Company Shares are being sold to Buyer in reliance on exemptions from the registration requirements of applicable securities laws, and may not be sold, transferred or otherwise disposed of unless in compliance with applicable securities laws. The Buyer further represents to the Company Shareholders that the Buyer’s decision to enter into this Agreement and each other instrument and agreement to be executed and delivered by it hereunder or thereby has been based on the independent evaluation of the transactions contemplated hereby and thereby by the Buyer and its representatives without derogating from any representations or warranties made to Buyer by the other parties hereto in connection herewith.

6.7  Broker, Finder Expenses. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from the Buyer in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions consummated hereunder.

6.8  Accuracy of Information; Disclosure. Neither this Agreement nor any schedule, statement, or certificate furnished by or on behalf of the Buyer to the Company or the Company Shareholders in connection with this Agreement and the other Transaction Document or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading, as of the date hereof or the date of such Transaction Document, respectively

ARTICLE 7- COVENANTS AND AGREEMENTS Prior to Closing

7.1  Ordinary Course During the period from the date of this Agreement through the earlier of (x) the termination of this Agreement in accordance with its terms, and (y) the Closing Date, except as consented to in writing by Buyer, the Company shall (and the Company Shareholders shall cause the Company to) carry on its business in the normal and regular ordinary course in accordance with past practice and make its reasonable commercial efforts to preserve its business, assets and goodwill intact, and continue to retain the services of its current employees and service providers, and without derogating from the foregoing, the Company shall not (i) except as otherwise provided in this Agreement make any deviations from the existing terms of employment/engagement and (ii) take any of the actions set forth in Sections 4.14(a) – 4.14(s). All BIRD Obligations shall be satisfied by the Company and shall not reduce the Aggregate Consideration but may, if the Company does not have the required Minimal Runway Cash or fails to meet the 2025 Dividend Target otherwise affect the Company Shareholders’ rights hereunder.

7.2  Further Assurances. Each of the Parties agrees to use its reasonable best efforts to cooperate fully and in good faith in order to fulfill, and obtain all required governmental and regulatory, third Person and internal corporate (or equivalent) approvals, consents and/or waivers, in connection with, the consummation of the transactions contemplated by this Agreement and any related instruments, in order to allow to consummate the transactions contemplated hereunder as soon as possible.

7.3  No-Publication. Each Party hereto will not disclose to any Person the existence of this Agreement and the consummation of the transactions contemplated hereunder, and any and all press releases and other widely-disseminated public disclosure by a Party hereto concerning the existence or terms of this Agreement or the transactions contemplated hereby from and after the date hereof will be subject to prior coordination with, review by and approval of the other Parties; except for (i) permitted disclosure to any of the Parties’ advisors and consultants on a need to know basis (such as accountants and legal counsels), (ii) to the extent a Party is required to make an announcement pursuant to any applicable Law or stock exchange rule or court order, or (iii) to competent court, in order to enforce the provisions of this Agreement and/or any of the related and ancillary documents hereto; provided that in connection with (ii) and (iii), the disclosing Party provides the other party a copy of such proposed disclosure and provides the other Party a reasonable period of time to review and provide comments to such disclosure. The provisions of this Section 7.3 shall survive the termination of this Agreement.

7.4  Exclusivity. From the date hereof until the earlier of termination or the Closing Date, neither the Company nor any Company Securityholder, nor any of their Affiliates or representatives, shall, directly or indirectly, (i) solicit, initiate, facilitate, or continue any inquiry, discussion, or negotiation regarding a Restricted Transaction (as defined below); (ii) provide any information to, or enter into any agreement or understanding with, any Person (other than Buyer or its Affiliates) concerning a Restricted Transaction; or (iii) approve, recommend, or accept any proposal for a Restricted Transaction. “Restricted Transaction” means any transaction, inquiry, or offer involving the sale or issuance of Company shares or the sale, transfer, license, or disposition of any Company assets, except in the ordinary course of business and/or as permitted hereunder; provided, however, that “ordinary course of business” excludes any transaction or series of related transactions involving assets valued over $50,000 or the grant of any security interest or Lien in any material asset. The Company shall immediately terminate any ongoing discussions with third parties regarding a Restricted Transaction and promptly notify Buyer in writing of any inquiry or offer received, including the identity of the third party and material terms. Any breach of this Section entitles Buyer to seek specific performance, injunctive relief, and/or termination of this Agreement, in addition to any other available remedies.

ARTICLE 8 COVENANTS AND AGREEMENTS FOLLOWING to Closing

8.1  In the event that the Buyer shall elect to pay any portion of the Aggregate Consideration to Rotem in Ondas Closing Shares:

(a)  Listing of Ondas Stock. The Buyer hereby agrees to use reasonable best efforts to maintain the listing or quotation of the Ondas Stock on the Trading Market on which they are currently listed, and prior to the Closing, the Buyer shall have applied to list or quote all of the Ondas Closing Shares on such Trading Market. The Buyer further agrees, if the Buyer applies to have the Ondas Stock traded on any other Trading Market, it will then include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed or quoted on such other Trading Market as promptly as possible. The Buyer will then take all action reasonably necessary to continue the listing and trading of its Ondas Stock on a Trading Market and will comply in all respects with the Buyer’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Buyer agrees to use commercially reasonable efforts to maintain the eligibility of the Ondas Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

8.2  The Buyer and each Company Shareholder shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Buyer nor any Company Shareholder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Buyer, with respect to any press release of any Company Shareholder, or without the prior consent of each Company Shareholder, with respect to any press release of the Buyer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Buyer shall not publicly disclose the name of any Company Shareholder, or include the name of any Company Shareholder in any filing with the SEC or any regulatory agency or Nasdaq or any other Trading Market, without the prior written consent of such Company Shareholder, except (a) as required by federal securities law in connection with the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Buyer shall provide the Company Shareholders with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with such Company Shareholders regarding such disclosure.

8.3  Restrictive Covenants. Without derogating from any of the provisions set forth in this Agreement, and in addition to, and without derogating from any undertaking under the Key Employee Employment Agreements and/or Founders Engagement Agreements in effect following the Closing (or any former employment agreement of a Shareholder), each of the Company Shareholders undertakes and agrees towards the Company with respect to such Company Shareholder (and only such Company Shareholder) and the Buyer, effective commencing as of the Closing Date, as follows4:

(a)  Confidentiality. To keep secret and to treat with confidentiality the Confidential Information and not to disclose any Confidential Information to any person or entity whatsoever or to use any Confidential Information for any purpose whatsoever, except for the benefit of the Company (if applicable), provided however, that in the event that any of the Securityholder shall be legally required (by formal questioning by any Governmental Authority, or, in the written opinion of his/its legal counsel, by applicable Law) to disclose any Confidential Information, such Securityholder shall immediately notify the Buyer and the Company of such request or requirement prior to disclosure with a copy of such proposed disclosure, if applicable, and provides the Buyer and the Company a reasonable period of time to review and provide comments to such disclosure and/or seek an appropriate protective order with the reasonable assistance of such Securityholder. If such order is not timely obtained, only such portion of the Confidential Information as specifically required shall be disclosed.

[4]	Shibolet note: the same restrictive provisions shall be undertaken by the Optionholders under the Option Surrender Agreement.

(b)  Non-Compete. Each of the Investors undertakes that during the period commencing on the Closing Date and ending upon the second anniversary of the Closing Date, such Investor will not compete in the Company Business anywhere in the world. Each of the Founders undertakes that during the period commencing on the Closing Date and ending upon the third anniversary of the Closing Date, such Founder will not be a founding shareholder or hold over ten (10) percent of the share capital in a company which engages in the Company Business anywhere in the world. For the purposes of this Agreement, the term “compete” shall mean engaging or having any interest, directly or indirectly through any Affiliate, partnership, joint venture or agent (other than the Buyer or the Company), for its own account or as an owner, shareholder, operator, manager, employee, officer, director, partner, venture partner, investor, advisor, consultant or similar capacity of or to any Person, provided however that the mere ownership, directly or indirectly, of less than two percent (2%) of the outstanding shares of any class of securities of a company listed on a recognized stock exchange shall not, by itself, be deemed to constitute “competing” for purposes of this Agreement.

(c)  Non-Solicitation. During the period commencing on the date hereof and ending upon expiration of the Restricted Period, each of the Company Securityholders covenants and agrees not to: (i) employ, retain the services, solicit, seek to employ or seek to retain the services of any Person who is at that time or was within the previous one (1) years providing services to the Company, as an employee, consultant or contractor, or employee of such a consultant or contractor (any such Person, a “Subject Person”),(ii) persuade, induce or attempt to persuade or induce any Subject Person to leave his/her employment or to refrain from providing services to such party or (iii) cause or authorize any Person to do any of the foregoing.

(d)  Enforcement. The Parties intend that the provisions of this Section 8.1 be enforced to the fullest extent permissible under applicable Law in each jurisdiction where enforcement may be sought, and that the unenforceability of any provision shall not impair the remainder of this Section 8.1. If any court determines that the restrictions are unreasonable, the Parties agree that such court may substitute the maximum reasonable period, scope or geographic area and revise the restrictions to cover the maximum extent permitted by law. The Company Securityholders acknowledge that these restrictive covenants, including their duration, are necessary to protect the proprietary interests and legitimate business interests of the other Parties, and that the Aggregate Consideration constitutes consideration for the Company Securityholder's obligations under this Section 8.1.

(e)  Each of the Company Securityholders expressly acknowledges that the restrictive covenants set forth in this Section 8.1, including the duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the other Parties, and that the Aggregate Consideration hereunder, payable to the Company Securityholders, and any components thereof, are consideration, inter alia, for the Company Securityholders’ obligations and undertakings under this Section 8.1.

8.4  Waiver of Claims.

(a)  In consideration of the mutual covenants and agreements contained herein, commencing as of, and subject to, the Closing, each of the Company Securityholders (on behalf of himself and any of his successors, heirs, assigns, executors and administrators) hereby irrevocably releases and forever discharges the Buyer and the Company, and their respective Affiliates, predecessors, directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Buyer Released Persons”) of and from any and all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity (collectively, “Shareholder Claims”) which such Company Securityholder ever had and now has, or may have in the future in connection with any events or circumstances occurring prior to the Closing Date against the Buyer Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any state of facts or matter relating to the Company Securityholders and the Company (whether in his capacity as a shareholder, officer, director or employee, pursuant to the provisions of any Contract or the provisions of applicable Law) or this Agreement (other than as specifically provided for herein), all to the extent arising at any time on or prior to the Closing Date, and the Buyer Released Persons shall not have liability with respect thereto, provided however the aforementioned shall not apply with respect to any Shareholders Claims in any kind whatsoever in connection with, or in relation to the performance (or nonperformance) by Buyer (or anyone acting on its behalf) of its obligations, representations and undertakings in accordance with the provisions of this Agreement.

(b)  Each Company Shareholder hereby irrevocably agrees and acknowledges the full and complete termination of his position as a director and/or officer and/or manager in the Company, as applicable, effective as of, and subject to, the Closing Date (except as provided with the Key Employee Employment Agreements and/or the Founder’s Engagement Agreement).

ARTICLE 9- SURVIVAL; INDEMNITY; LIMITATIONS

9.1  Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing for 12 months thereafter (“Rep Indemnifications Period”); provided, however, that: (i) the representations and warranties of the Company under Sections 4.1 (Existence); 4.2 (Corporate Authority), 4.3 (Consents and Approvals; No Violation), 4.4 (Capitalization), and 4.13 (Taxes; Assessments) and the representations of each of the Company Shareholders under Sections 5.1 (Legal Capacity; Authority), 5.2 (No Conflict), and 5.3 (Ownership and Title) (the “Fundamental Representations”) shall survive the Closing Date until the expiration of the statute of limitations applicable to the subject matter underlying such Fundamental Representation (after giving effect to the pendency of any litigation or dispute resolution process in relation thereto) (the “Fundamental Representations Indemnification Period”); and (ii) the representations and warranties of the Company under Sections 4.9 (Compliance with Legal Requirements; Permits) and 4.10(a)-4.10(n) (Intellectual Property) (the “IP and Compliance Representations”) will survive the Closing for 36 months thereafter (“IP and Compliance Representations Indemnification Period”). All covenants and agreements to be performed in whole or in part after the Closing Date shall survive in accordance with their terms. The right to indemnification hereunder shall not be limited or affected by any diligence conducted or knowledge acquired by any Party, before or after the execution of this Agreement or the Closing.

9.2  Indemnification.

(a)  Subject to the limitations set forth in this ARTICLE 9 below, each Company Securityholder (in accordance with its respective Pro Rata Share, provided, however that no Company Securityholder shall be required to indemnify more than the amount actually received by such person) (“Indemnifying Party”) shall indemnify, defend and hold harmless the Buyer and its officers, shareholders, directors, employees and Affiliates (“Indemnified Parties”) against any and all actual liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses, provided, however, that the foregoing shall not include any punitive damages, unless payable by the Indemnified Parties as a result of a claim made by any third parties and for which such Indemnified Parties are entitled to indemnification pursuant to this ARTICLE 9 (“Damages”), incurred or suffered by the Indemnified Parties in any way as a result of, relating to or arising out of:

(i)  any failure of any representation or warranty in this Agreement or in any certificate, Schedule or Exhibit to this Agreement made by the Company, to be true and correct;

(ii)  any breach of any covenant or agreement of the Company under this Agreement;

(iii)  any failure of the Closing Financial Certificate and the other financial confirmations pursuant to Section 3.3(g) above to be true and correct;

(iv)  any inaccuracies in the Spreadsheet;

(v)  Taxes imposed on any holder of Company Options and Company Shares (including interest, fines and gross-up, if any) resulting from the failure of Company Options and Company Shares which were originally intended by the Company to be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance to be so qualified;

(b)  Notwithstanding anything to the contrary under this Agreement or applicable law and, subject to the limitations set forth in this ARTICLE 9, each Indemnifying Party shall indemnify, defend, and hold harmless the Indemnified Parties against any and all Damages, incurred or suffered by such Indemnified Parties in any way as a result of, relating to or arising out of:

(i)  any failure of any representation or warranty in this Agreement or in the Closing Financial Certificate made by such Company Securityholder, to be true and;

(ii)  any breach of any covenant or agreement of such Company Securityholder under this Agreement.

(c)  For the sole purpose of determining Damages (and not for determining whether a breach of a representation or warranty has occurred), the representations and warranties of the Company and each of the Company Securityholders shall be deemed to not be qualified or limited by any references to materiality or material adverse effect.

(d)  The Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(a) or 9.2(b) only subject to the following conditions and limitations, notwithstanding anything to the contrary in this Agreement or applicable law, but in addition to any other limitation or condition contained herein, provided, however, that no such limitation (except for the limitation under Section 9.2(d) (i) below) shall apply to fraud:

(i)  The Indemnified Parties shall not be entitled to indemnification pursuant to Sections 9.2(a)(i), 9.2(a)(a)(iii) or 9.2(b)(i) unless and until the aggregate amount of all Damages for which the Indemnifying Parties would otherwise be liable hereunder exceeds $1,000,000 (the “Basket”), and once the Basket is exceeded, the Indemnified Parties shall be entitled to indemnification only for Damages in excess of the Basket amount (i.e., the Basket shall operate as a deductible, not merely as a threshold. For the avoidance of doubt, any materiality or similar qualifier in the representations shall be disregarded solely for the purpose of calculating the amount of Damages arising from a breach of any representation, but shall be given effect in determining whether a breach of representation has occurred.

(ii)  Except if resulting from claims of breach of Fundamental Representations, the Indemnifying Parties shall not be liable for Damages in connection with 9.2(a)(i), 9.2(a)(iii) or 9.2(b)(i) exceeding, in the aggregate, $2,000,000 (the “Rep Indemnification Cap”) and/or with respect to any specific Indemnifying Party, such Indemnifying Party’s Pro Rata Share of the Rep Indemnifications Cap.

(iii)  for Damages resulting from breach of Fundamental Representations, the Indemnifying Parties shall not be liable for Damages exceeding, in the aggregate, the Aggregate Consideration, or with respect to any specific Indemnifying Party, the portion of the Aggregate Consideration due and paid to such Indemnifying Party hereunder. (“Fundamental Representation Cap”).

(iv)  for Damages resulting from breach of IP and Compliance Representations, the Indemnifying Parties shall not be liable for Damages exceeding, in the aggregate, an amount of $4,000,000, or with respect to any specific Indemnifying Party, 33.33% portion of the Aggregate Consideration due and paid to such Indemnifying Party hereunder (the “IP and Compliance Indemnification Cap”). For the avoidance of doubt, the IP and Compliance Indemnification Cap is inclusive of, and not in addition to, the Rep Indemnification Cap, and any amounts paid in respect of Damages under the Rep Indemnification Cap shall reduce, on a dollar-for-dollar basis, the remaining amount available under the IP and Compliance Indemnification Cap.

(v)  Notwithstanding anything to the contrary herein, the Rep Indemnification Cap, the IP and Compliance Indemnification Cap, and the Fundamental Representations Indemnification Cap (collectively, the “Indemnification Caps”) are not cumulative and shall not operate as separate or additive limitations, and any amounts paid in respect of Damages under any one of the Indemnification Caps shall reduce, on a dollar-for-dollar basis, the remaining amount available under each of the other Indemnification Caps. For the avoidance of doubt, in no event whatsoever shall the aggregate liability of the Company Securityholders for indemnification under this Agreement, pursuant to breaches of representations and warranties, covenants, or otherwise, exceed the Aggregate Consideration (and with respect to each Company Securityholder, the amount actually received), and the Aggregate Consideration shall constitute a single, absolute cap on all indemnification obligations of the Company Securityholders hereunder, other than in case of fraud or intentional misrepresentation.

(vi)  the Indemnifying Parties shall not have any liability under this ARTICLE 9 for breach of representations and warranties, unless a claim is made by Indemnified Party hereunder prior to the expiration of the Fundamental Representations Indemnification Period for the breach of the respective Fundamental Representation, the IP and Compliance Representations Indemnification Period for the breach of the respective IP and Compliance Representation and the Rep Indemnifications Period in case of breach of any other indemnifiable representation or warranty. It is clarified that in event that an Indemnified Party wishes to assert a claim for indemnification hereunder it shall give the Indemnitor a prompt written notice thereof, which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter (to the extent the indemnification claims is made pursuant to any third party claim) keep the Indemnifying Party informed, in all material respects, with respect thereto.

(vii)  Notwithstanding anything to the contrary under this Agreement or applicable law the rights of any Indemnified Party to recover any amounts pursuant to this ARTICLE 9 shall be the sole and exclusive remedy available to the Indemnified Parties under or in connection with this Agreement, including without limitation for any Damages and any breaches by either the Company and the Company Securityholders of any representation and warranty set forth under this Agreement, except for Damages resulting from their fraud or willful misrepresentation and, for the avoidance of doubt, equitable remedies to enforce their obligations under this Agreement.

(viii)  In no event shall the Indemnifying Party seek contribution or any other financial relief from the Company, Buyer or any of their Affiliates, in respect of such Indemnifying Party’s indemnification obligations.

(ix)  Notwithstanding anything to the contrary contained herein, the survival periods set forth in Section 9.1, the Basket, Rep Indemnification Cap, the IP and Compliance Indemnification Cap or any other limitation on Damages or indemnification set forth in this Article 9 shall not apply with respect to claims for any Damages resulting from fraud or willful misrepresentation.

9.3  Basket Adjustment.

(a)  It is agreed that commencing from Closing, the amount of the Basket shall be subject to solely one or more of the following adjustments:

(i)  In case the BIRD Obligation Amount is lower than $1,200,000 the amount of the Basket shall be increased by an amount equal to the result of $1,200,000 minus the actual BIRD Obligation Amount.

(ii)  In case of a Minimum Runway Cash Deficiency, the amount of the Basket shall be reduced by the amount of such Minimum Runway Cash Deficiency (without duplication to the provisions of Section 9.2(a)(iii) such that in any case of such adjustment hereunder no Damages shall be due in connection with a Minimum Runway Cash Deficiency thereunder).

(iii)  In case that the 2025 Accrued Profits minus the BIRD Obligation Amount are lower than $1,000,000, the Basket shall be reduced by an amount equal to the result of $1,000,000 minus the amount of such shortfall.

(b)  The Company Shareholders shall have the right to receive from the Company and Buyer all related documents in a timely manner, review and comment on the calculation of 2025 Accrued Profits, the Minimum Runway Cash Deficiency and the BIRD Obligation Amount, and any dispute regarding such calculation shall be resolved by an independent accounting firm mutually selected by Buyer and the Shareholders' Agent, with the costs of such determination to be borne by the non-prevailing party.

9.4  Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Aggregate Consideration for any purpose whatsoever, including Tax purposes, unless otherwise required by Law.

9.5  Shareholders’ Agent.

(a)  By executing this Agreement, each Company Shareholder hereby appoints the Shareholders' Agent as of the date of this Agreement for all purposes in connection with this Agreement and the agreements ancillary hereto. Without limiting the foregoing, the Shareholders' Agent shall be the representative, agent and attorney-in-fact for and on behalf of the Company Securityholders as of the date of this Agreement with the power and authority to: (i) execute, as the Shareholders' Agent, any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Company Shareholder, to or from Buyer (on behalf of itself or any other Company Shareholder) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by any other Transaction Document, (iii) handle any indemnification claims for or on behalf each of the Company Shareholders. The Company Shareholders shall be bound by all actions taken and documents executed by the Shareholders' Agent on their behalf, and Buyer and other Company Shareholders shall be entitled to rely exclusively on any action or decision of the Shareholders' Agent. Any Person serving as the Shareholders' Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Shareholders' Agent (which it may do any time upon 30 days’ prior written notice to the Company Shareholders and the other Persons serving as the Shareholders' Agent), then a successor may be appointed, by the Company Shareholders collectively having a Pro Rata Share that is greater than 50% upon not less than ten (10) days’ prior written notice to Buyer.

(b)  The Shareholders' Agent shall not be liable to any Company Shareholder for any act done or omitted hereunder as the Shareholders' Agent while acting in good faith and without willful misconduct. The Shareholders' Agent shall serve as the Shareholders' Agent without compensation; provided, that the Company Shareholder shall severally but not jointly indemnify the Shareholders' Agent and hold him/it harmless against any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Shareholders' Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders' Agent. In no event will the Shareholders' Agent be required to advance its own funds on behalf of the Company Securityholders or otherwise. The powers, immunities and rights to indemnification granted to the Shareholders' Agent herein are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Shareholder and shall be binding on any successor thereto.

(c)  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders' Agent that is within the scope of the Shareholders' Agent’s authority hereunder shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Shareholder and shall be final, binding and conclusive upon each such Company Shareholders and its successors as if expressly confirmed and ratified in writing by such Company Shareholders; and each [Indemnified Person] shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Securityholders. The Company, Buyer and the [Indemnified Persons] are hereby relieved from any liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholders' Agent.

ARTICLE 10- TERM AND TERMINATION

10.1  This Agreement shall become effective as of the date hereof and thereafter shall remain in full force and effect unless and until terminated in accordance with the provisions hereof. This Agreement shall be terminated only prior to the Closing, upon the first to occur of the following events: (a) the written agreement of the Shareholders' Agent, the Company and the Buyer, or (b) upon a written notice by either the Shareholders' Agent, the Company or the Buyer to the other Parties, provided such Party giving the notice is not in material breach of its obligations or representations hereunder, and provided further that such notice can only be given after the date which is 60 days from the date of this Agreement, if the Closing has not yet been consummated. The termination of this Agreement for any reason shall not in any way affect or be deemed to affect (i) any obligation of either party that accrued prior to the termination hereof or (ii) any right or obligation which, by its terms, is to survive the termination of this Agreement.

10.2  Upon any termination of this Agreement pursuant to Section 10.1, except as otherwise expressly provided in this Agreement, no Party (nor any of its Affiliates) shall have any liability or obligation to any other Party in respect of this Agreement or the transactions contemplated hereby, except for (i) any liability arising from any breach by such Party of its express pre-Closing obligations under this Agreement (if any) occurring prior to such termination, and (ii) those provisions of this Agreement which expressly survive termination.

ARTICLE 11- MISCELLANEOUS

11.1  Communications. All notices or other communications hereunder shall be in writing and shall either be given in person, sent by electronic mail, sent by registered mail (or registered international air mail if mailed internationally), or sent by an overnight courier service which obtains a receipt to evidence delivery, addressed as set forth below:

If to the Buyer, to:

Ondas Holdings Inc.,

Eric Brock, Chief Executive Officer

With a copy to (which copy shall not be deemed as a notice for the purposes hereof):

Shibolet & Co.,

4 Yitzhak Sadeh St. Tel Aviv 6777504

Email: [***], [***]

Attention: Einat Weidberg Adv, Amir S. Iliescu, Adv.

If to the Company, to:

Apeiro Motion Ltd.

Rotem Lesher, Chief Executive Officer.,

With a copy to (which copy shall not be deemed as a notice for the purposes hereof):

Fischer (FBC & Co.)

146 Menachem Begin Rd., Tel Aviv

Email: [***]

Attention: Sharon Gazit, Adv.

If to the Shareholders’ Agents, to :

Rotem Lesher, Chief Executive Officer.,

With a copy to (which copy shall not be deemed as a notice for the purposes hereof):

Fischer (FBC & Co.)

146 Menachem Begin Rd., Tel Aviv

Email: [***]

Attention: Sharon Gazit, Adv.

or such other address as any Party may designate to the others in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of the date of actual delivery, those given by electronic mail shall be deemed given twenty-four (24) hours following transmission, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) business days after posting with a proof of delivery.

11.2  Successors and Assigns. Except as specifically permitted hereunder, neither Party to this Agreement shall sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement, without the prior written consent of the other Parties, except for assignment by Buyer to any Affiliate of Buyer, subject to a written notice to the other Parties hereto. For clarity, the provisions of this Section 11.2 shall not limit any Company Securityholder from freely transferring any of its Ondas Closing Shares (if any are issued at Closing) to the extent such transfer is in compliance with applicable Law and the provisions of this Agreement or any other Transaction Document. This Agreement shall be binding upon and inure to the benefit of and be enforceable the parties hereto and their respective successors and assigns.

11.3  Fees and Expenses. Except as set forth herein and in any other Transaction Document, as between the Parties hereto, each Party shall be responsible for the fees and expenses (including legal, accountants’ and financial advisors’ fees and expenses) of itself in connection with the preparation, negotiation, execution and delivery of this Agreement and any other Transaction Document and otherwise in connection with the consummation of the transactions contemplated hereby and thereby. The Buyer shall pay all transfer agent fees (including, without limitation, any fees required for processing any instruction letter delivered by the Buyer), stamp taxes and other similar taxes and duties levied in connection with the delivery of any Ondas Closing Shares to the Founders.

11.4  Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either Party upon any breach or default by the other Party under this Agreement shall impair any such right, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

11.5  Entire Agreement. This Agreement (together with the other Transaction Documents and the schedules and exhibits attached hereto and the schedules and exhibits attached thereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein.

11.6  Amendment. Subject to applicable Law, the parties hereto may amend this Agreement by authorized action at any time prior to the Closing pursuant to an instrument in writing signed on behalf of each of the Parties hereto. To the extent permitted by applicable Law, Buyer and the Shareholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Shareholders’ Agent.

11.7  Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties, , any legal or equitable rights under this Agreement.

11.8  Headings. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

11.9  Stock Adjustments. Each and every reference to stock prices and Ondas Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ondas Stock that occur after the date of this Agreement.

11.10   Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding its choice of law provisions. The Parties hereby irrevocably agreed that the competent courts located in Tel Aviv, Israel, shall have exclusive jurisdiction over any action or dispute arising out of or in relation to this Agreement.

11.11   Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

11.12   Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which together constitute one and the same instrument. Delivery of signed counterparts by electronic means (including, without limitation, electronic delivery in PDF format) shall be effective to bind the parties.

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[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the date first above written.

COMPANY:

/s/ Rotem Lesher

APEIRO MOTION LTD.,

By: Rotem Lesher

Title: CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the date first above written.

BUYER:

/s/ Eric Brock

ONDAS HOLDINGS INC.,

By: Eric Brock,

Title: Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the date first above written.

SHAREHOLDERS’ AGENT:

/s/ Rotem Lesher

ROTEM LESHER

SHAREHOLDERS:

/s/ Rotem Lesher

ROTEM LESHER,

/s/ Shmuel Rosenmann

SHMUEL ROSENMANN,

/s/ Omer Einav

POLYGON T.R. LTD,

By: Omer Einav

Title: CEO

/s/ Rom Eisenberg

AND BY: ROM EISENBERG,

TITLE: PARTNER

/s/ Tzvi Neta

TZVI NETA HOLDINGS LTD

By: Tzvi Neta